UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Esterline Technologies Corporation

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ESTERLINE TECHNOLOGIES CORPORATION

500 108th Avenue NE

Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 2, 2011

To the Shareholders of Esterline Technologies Corporation:

NOTICE IS HEREBY GIVEN that the 2011 annual meeting of shareholders for ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), will be held on Wednesday, March 2, 2011, at 10:00 a.m. (local time), at the Seattle offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, Washington, for the following purposes:

(1)	to elect as directors of the Company the four nominees named in the attached proxy statement;

(2)	to hold an advisory vote on executive compensation;

(3)	to hold an advisory vote on the frequency of the advisory vote on executive compensation;

(4)	to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 28, 2011; and

(5)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 3, 2011, as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

The Company’s Annual Report for fiscal year 2010 is provided for your convenience.

By order of the Board of Directors

ROBERT D. GEORGE
Vice President,
Chief Financial Officer,
Secretary and Treasurer

January 21, 2011

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 2, 2011

This proxy statement, which is first being provided to shareholders on or about January 21, 2011, has been prepared in connection with the solicitation by the Board of Directors of Esterline Technologies Corporation (the “Company”) of proxies in the accompanying form to be voted at the 2011 annual meeting of shareholders of the Company to be held on Wednesday, March 2, 2011, at 10:00 a.m. (local time), at the Seattle offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, Washington 98101, and at any adjournment or postponement thereof. The Company’s principal executive office is at 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004.

The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may, without additional compensation, solicit the return of proxies by telephone, telegram, messenger, facsimile transmission or personal interview. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse such persons for their expenses in so doing. The Company has retained MacKenzie Partners, Inc. to provide proxy solicitation services for a fee of $9,000, plus reimbursement of its out-of-pocket expenses.

Registered shareholders can vote in person, by Internet, by telephone or by mail, as described below. If you are a beneficial shareholder, please refer to the information forwarded by your broker, bank or other holder of record to see what options are available to you. Registered shareholders may cast their vote by:

(1)	Attending and voting in person at the annual meeting;

(2)

Accessing the Internet website specified in the Notice of Internet Availability and following the instructions provided on the website (or if printed copies of the proxy materials were requested, as specified in the printed proxy card);

(3)

Calling the telephone number specified in the Notice of Internet Availability and voting by following the instructions provided on the phone line (or if copies of the proxy materials were requested, as specified in the printed proxy card); or

(4)	Requesting a printed proxy card and completing, signing, dating and promptly mailing the proxy card in the envelope provided.

Any proxy given pursuant to the solicitation may be revoked at any time prior to being voted. A proxy may be revoked by the record holder or other person entitled to vote (a) by attending the meeting in person and voting the shares, (b) by executing another proxy dated as of a later date or (c) by notifying the Secretary of the Company in writing, at the Company’s address set forth on the notice of the meeting, provided that such notice is received by the Secretary prior to the meeting date. All shares represented by valid proxies will be voted at the meeting. Proxies will be voted in accordance with the specification made therein or, in the absence of specification, in accordance with the provisions of the proxy.

The Board of Directors has fixed the close of business on January 3, 2011, as the record date for determining the holders of common stock of the Company (the “Common Stock”) entitled to notice of and to vote at the annual meeting. The Common Stock is listed for trading on the New York Stock Exchange. At the close of business on the record date there were outstanding and entitled to vote 30,391,459 shares of Common Stock, which are entitled to one vote per share on all matters which properly come before the annual meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the meeting. The inspector of elections, who determines whether or not a quorum is present at the annual meeting, will count abstentions or withheld votes and broker non-votes, which are discussed further below, as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. There must be a quorum for the meeting to be held. The Company has appointed BNY Mellon Shareowner Services as the inspector of elections for the annual meeting.

Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections appointed for the annual meeting. The inspector of elections will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum.

For Proposal One regarding the election of directors, each nominee must receive an affirmative vote of a majority of votes cast, either in person or represented by proxy at the meeting. Shareholders are not entitled to cumulate votes in electing directors. For Proposal Two regarding the advisory vote on executive compensation, will require the affirmative vote of a majority of the votes cast to be approved. For Proposal Three relating to the advisory vote on the frequency of the advisory vote on executive compensation, the option receiving the greatest number of votes will be the frequency that shareholders approve. For Proposal Four an affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting is required for approval of the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2011. The votes on executive compensation, frequency of the advisory vote on executive compensation and the ratification of our independent auditors are advisory in nature and are nonbinding.

Broker non-votes will not be considered votes cast or shares entitled to vote at the meeting with respect to Proposals One through Four and as a result, they will have no effect on the vote relating to those proposals. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter. Brokers may not exercise discretion to vote shares as to non-routine matters, such as the election of directors or the advisory votes on executive compensation and the frequency of the advisory vote on executive compensation. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to routine matters, such as the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

If you abstain from voting on Proposal Two, relating to the advisory vote on executive compensation, or Proposal Four, relating to the ratification of our independent auditors, your abstention will be counted as a vote “Against” that proposal. Abstentions will have no effect on the outcome of Proposal One, regarding the election of directors, since only votes “For” or “Against” a nominee will be counted, or Proposal Three, regarding the frequency of the advisory vote on executive compensation.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Company’s Bylaws, as amended and restated, provide for a board of directors that consists of not less than seven (7) or more than twelve (12) members, as may be fixed from time to time by the Board of Directors. The Company’s Restated Certificate of Incorporation provides that the directors will be divided into three classes, with the classes serving for staggered, three-year terms such that approximately one-third of the directors are elected each year.

In December 2010, the Board of Directors increased the authorized number of directors of the Board to eleven, elected Dr. Delores M. Etter to fill the vacancy created by the expansion and, in accordance with the Company’s Restated Certificate of Incorporation, classified Dr. Etter into the class of directors whose term expires at the 2011 annual meeting.

Mandatory Retirement

As part of its succession planning efforts and to ensure Board continuity, in March 2010 the Board waived the mandatory retirement age with respect to its Lead Independent Director, Mr. John F. Clearman, and extended his mandatory retirement by one year. Mr. Clearman has advised the Board that he will retire as a director at the conclusion of the 2011 annual meeting. In accordance with the Company’s Corporate Governance Guidelines, which requires directors to tender their resignation prior to the annual meeting of shareholders following their 72nd birthday, Mr. Lewis E. Burns has advised the Board that he will retire as a director at the conclusion of the 2011 annual meeting.

Majority Voting in Director Elections

Pursuant to the Company’s Amended and Restated Bylaws a director nominee must receive more “For” votes than “Against” votes. Abstentions will have no effect on the election of directors since only votes “For” or “Against” a nominee will be counted.

Under the Company’s Corporate Governance Guidelines, the Board will nominate only those persons who tender, in advance, irrevocable resignations, which are effective upon a director’s failure to receive the required vote at any annual meeting at which they are nominated for re-election and Board acceptance of the resignation. The Board will act on the resignation, taking into account the recommendation of the Nominating & Corporate Governance Committee, and publicly disclose its decision within 90 days from the date of the certification of the election results. Any director who tenders such a resignation in accordance with the Corporate Governance Guidelines will not participate in the Nominating & Corporate Governance Committee recommendation or Board decision on the resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board as provided for and in accordance with the Bylaws.

The Board of Directors recommends a vote FOR its director nominees named below.

Information as to each nominee and each director whose term will continue after the 2011 annual meeting is provided below. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies FOR the election of the nominees named below. The Board of Directors knows of no reason why any of its nominees will be unable or unwilling to serve. If any nominee becomes unavailable to serve, the Board of Directors intends for the persons named as proxies to vote for the election of such other persons, if any, as the Board of Directors may recommend.

Nominees to the class of directors whose term will expire at the 2014 annual meeting:

Robert W. Cremin

Chairman, Esterline Technologies Corporation. Age 70.

Mr. Cremin has been Chairman since January 2001. In addition, he also served as Chief Executive Officer from January 1999 to October 2009 and President from September 1997 to June 2009. He is also a director and chairman of Dover Corporation and serves as the Honorary British Consul in Seattle. He is also a director of Premera Blue Cross. He has been a director of the Company since 1998.

Mr. Cremin has been associated with Esterline for over 30 years, serving in many capacities as an employee, including Group Vice President, President, Chief Executive Officer, and currently, as Chairman of the Board. Mr. Cremin has extensive knowledge of the Company’s strategies, technologies, and culture, as well as deep knowledge of the aerospace and defense industry. Esterline has substantial operations in the United Kingdom and Mr. Cremin’s relationships with the Department of Trade and Industry continue to benefit the Company.

Anthony P. Franceschini

President and Chief Executive Officer (Retired), Stantec Inc. Age 59.

Prior to May 2009, Mr. Franceschini was the President and Chief Executive Officer of Stantec Inc. (an engineering, architecture and related professional services design firm), having held such positions since June 1998. He has served and continues to serve as a director of Stantec Inc. since March 1994. He is also a director of ZCL Composites Inc. and Aecon Group Inc. He has been a director of the Company since 2002.

Mr. Franceschini has substantive experience in the area of mergers and acquisitions, having guided Stantec Inc. through a period of significant growth facilitated through many successful acquisitions. His understanding of the acquisition process and post-acquisition integration is beneficial to the Board and management. Additionally, as a Canadian citizen, Mr. Franceschini’s familiarity with Canadian law and banking is supportive of Esterline’s investments in Canada.

James J. Morris

Vice President, Engineering and Manufacturing (Retired), The Boeing Company. Age 62.

Prior to 2007, Mr. Morris was the Vice President, Engineering and Manufacturing, of The Boeing Commercial Airplane Company, having held such position since 2005. He is a Principal at J2 Ventures and is a director of LORD Corporation and 2Source Manufacturing Inc. He has been a consultant to Héroux-Devtek, Inc. since 2008, and is also a consultant and member of the board of advisors of Seattle Aero LLC. He has been a director of the Company since 2007.

Mr. Morris’ experience in supply chain management, engineering, and manufacturing at The Boeing Commercial Airplane Company and within Boeing’s helicopter business, as well as his continuing involvement in the aerospace industry, adds a depth of knowledge of the aerospace business, as well as a global perspective to the Board that is difficult to replicate. Mr. Morris has a solid understanding of the complexities involved in the dynamics of a low volume, high mix manufacturing environment found in many of Esterline’s operations.

Nominees to the class of directors whose term will expire at the 2012 annual meeting:

Delores M. Etter

Director, Caruth Institute for Engineering Education and Texas Instruments

Distinguished Chair in Engineering Education, Southern Methodist University. Age 63.

Dr. Etter has been the Director of the Caruth Institute for Engineering Education and the Texas Instruments Distinguished Chair in Engineering Education at Southern Methodist University since June 2008. Previously, she held the position of Assistant Secretary of the Navy for Research, Development and Acquisition from September 2005 to December 2005. She is also a member of the National Academy of Engineering and is a Fellow of the Institute of Electrical and Electronic Engineers, the American Association for the Advancement of Science, and the American Society for Engineering Education. She has been a director of the Company since 2010.

Dr. Etter has had multiple experiences within the U.S. Department of Defense as well as serving on the faculty at the U.S. Naval Academy. This experience, coupled with her deep technical knowledge, and her familiarity with the Joint Strike Fighter and the Mine Resistant Ambush Protected Vehicle program enable Dr. Etter to provide insight and guidance to management and the Board.

Continuing directors:

Paul V. Haack

Senior Partner (Retired), Deloitte & Touche LLP. Age 60.

Prior to 2006, Mr. Haack was a Senior Partner with Deloitte & Touche LLP (a public accounting firm) in their Chicago office on the Boeing and United Airlines accounts, having held such positions since 2001 and 2002, respectively. He is also a director of SonoSite, Inc. He has been a director of the Company since 2006, and his current term expires in 2013.

Mr. Haack has extensive financial and accounting expertise gained from his many years with Deloitte & Touche LLP. He also has experience in complex mergers and acquisitions and capital structure issues gained from involvement in transactions during his career. Also, he has experience in the aerospace and defense industry, having worked with many companies in the industry as one of Deloitte’s practice leaders in aerospace and defense.

R. Bradley Lawrence

President and Chief Executive Officer, Esterline Technologies Corporation. Age 63.

Mr. Lawrence has been President and Chief Executive Officer since November 2009. Prior to that time, he was President and Chief Operating Officer since July 2009 and Group Vice President since January 2007. From September 2002 to January 2007, he was President of Advanced Input Systems, a subsidiary of the Company. He has been a director of the Company since November 2009, and his current term expires in 2013.

Mr. Lawrence has a breadth of experience in various functional areas including marketing, sales, and operations and in multiple industrial settings, including experience as the Platform President of the Company’s Interface Technologies operations. As CEO of the Company, this knowledge and experience adds substantial insight and provides the driving force to the Company’s operational excellence strategy.

Jerry D. Leitman

Chairman (Retired), FuelCell Energy, Inc. Age 68.

Prior to February 2007, Mr. Leitman was the Chairman of the Board of FuelCell Energy, Inc. (a fuel cell company), having held such position since June 2002. In addition, he also served as Chief Executive Officer from June 2002 to January 2006. He has been a director of the Company since 1998, and his current term expires in 2012.

Mr. Leitman’s contributions to the Board come from a combination of skills acquired from his time as an executive in a global, complex multinational firm – ABB – as well as the driving force and CEO and Chairman of a start-up energy company. These experiences enable Mr. Leitman to provide insight on capital structure decisions, compensation planning, and leadership in fast moving organizations.

LeRoy D. Nosbaum

Executive Chairman of the Board (Retired), Itron, Inc. Age 64.

Mr. Nosbaum was the Executive Chairman of the Board of Itron, Inc. (a technology provider in the energy and water industries) from April 2009 to December 2009. Prior to that time, he was the Chairman of the Board and Chief Executive Officer of Itron, Inc., having held such positions since 2002. He has been a director of the Company since March 2009, and his current term expires in 2013.

Mr. Nosbaum successfully led Itron’s bold merger with a larger, international competitor and subsequent successful integration activity. This experience, coupled with his expertise in operations management, brings strategic insights to the Board in international management, post-merger integration, manufacturing excellence, and aggressive growth.

Gary E. Pruitt

Chairman (Retired), Univar. Age 60.

Prior to November 2010, Mr. Pruitt was the Chairman of Univar (a leading chemical distributor), having held such position since June 2002. In addition, he also served as Chief Executive Officer from June 2002 to October 2009. He is also a director of Itron, Inc. and Premera Blue Cross, and a trustee of Public Storage, Inc. He has been a director of the Company since December 2009, and his current term expires in 2012.

Mr. Pruitt brings extensive knowledge of growing and directing a large, complex, global company. Mr. Pruitt also is familiar with the nuances of international taxation, as he has significant experience in capital structure and treasury management. This unique set of skills is valuable to the Board as the Company has material portions of the business located outside of the U.S., as well as a complex organizational tax structure.

OTHER INFORMATION AS TO DIRECTORS

Director Compensation

The following table describes the compensation earned by persons who served as non-employee directors during fiscal 2010. Employees of the Company serving on the Board or committees received no additional compensation for such service.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Lewis E. Burns	$56,750	$72,000	$128,750
John F. Clearman	81,250	72,000	153,250
Robert S. Cline (3)	26,250	—	26,250
Robert W. Cremin	195,000	72,000	267,000
Anthony P. Franceschini	55,500	72,000	127,500
Paul V. Haack	77,000	72,000	149,000
Jerry D. Leitman	54,750	72,000	126,750
James J. Morris	62,750	72,000	134,750
LeRoy D. Nosbaum	55,500	72,000	127,500
Gary E. Pruitt (4)	50,250	72,000	122,250

(1)	Amounts in this column represent retainers, meeting fees and chair fees.

(2)

Amounts in this column represent the aggregate grant date fair value of awards granted during fiscal 2010, computed in accordance with Accounting Standards Codification Topic 718 (ASC 718), formerly SFAS 123R.

(3)	In accordance with the Company’s mandatory retirement policy for directors, Mr. Cline retired immediately following the March 3, 2010 Annual Meeting of Shareholders.

(4)	Mr. Pruitt joined the Board in December 2009.

During fiscal 2010, the Company paid the following cash fees to non-employee directors:

Non-Employee Chairman of the Board Annual Retainer	$150,000
Non-Employee Director (other than the Chairman) Annual Retainer	30,000
Lead Independent Director Additional Annual Retainer	25,000
Audit Committee Chair Additional Annual Retainer	12,500
Compensation Committee Chair Additional Annual Retainer	7,500
Nominating & Corporate Governance Committee Chair Additional Annual Retainer	5,000
Strategy & Technology Committee Chair Additional Annual Retainer	5,000
In Person Board Meeting	1,500
In Person Committee Meeting	1,500
Telephonic Board Meeting	750
Telephonic Committee Meeting	750

All stipends and meeting attendance fees are paid quarterly in arrears. The Company also reimburses non-employee directors for reasonable expenses incurred in attending Board and committee meetings.

In addition, the Company pays each non-employee director compensation in the form of an annual issuance of $72,000 worth of fully-paid Common Stock immediately following each annual meeting of shareholders. During fiscal 2010, shares to non-employee directors were issued under the Company’s 2004 Equity Incentive Plan.

Board and Board Committees

There were six meetings of the Board of Directors during fiscal 2010. During fiscal 2010, each director attended at least 75% of the total number of meetings of the Board of Directors and Board committees of which he/she was a member.

The Board recognizes that there is no single best approach to the structure of Board leadership and therefore, our Corporate Governance Guidelines provide that there shall be a Chairman of the Board who may or may not be a member of management. In the event the Chairman is a member of management, a Lead Independent Director shall be selected from among the non-management directors. This gives the Board the flexibility to structure the Board’s leadership in the best interests of the Company. Currently, Mr. Cremin serves as the Chairman of the Board, Mr. Lawrence, as President and Chief Executive Officer, serves as a member of the Board, and due to Mr. Cremin’s prior management positions with the Company, Mr. Clearman currently serves as the Lead Independent Director.

The Chairman of the Board, if a non-management director, presides over executive sessions of non-management directors, which are held on a regular basis, generally at each scheduled Board meeting. Because the Chairman of the Board was an employee of the Company, the Lead Independent Director, John F. Clearman, presided over the sessions. Non-management directors who are considered independent under the NYSE independence listing standards also meet in executive session at least annually. In addition, the Audit Committee has adopted the practice of reserving time at each meeting to meet without members of Company management present. The Compensation Committee and the Nominating & Corporate Governance Committee also have adopted a similar practice of meeting periodically without members of Company management present.

Board’s Role in Risk Oversight. The Company has traditionally identified and evaluated risk as part of its annual strategic planning process (carried out through its business units) and will continue to do so. Beginning in 2009, the Company developed and implemented an enterprise risk management program (“ERM”) which incorporates the business unit risk assessments. The Company’s ERM program is a systematic approach to risk assessment and mitigation, which is designed to measure, manage and aggregate risks on an enterprise-wide basis. Under the Company’s ERM program, management identifies various risks facing the Company and assesses such risks by likelihood of occurrence and potential impact on earnings. Management has the responsibility for developing an action plan to address, mitigate or monitor such risks. Management will update the ERM program annually to reassess existing risk profiles and to identify new types of risk.

The Board of Directors has chosen to retain overall responsibility for overseeing risk assessment in light of the interrelated nature of the elements of risk, rather than delegating this responsibility to a Board committee. As described below, the Board receives assistance from certain of its committees for the identification and monitoring of those risks that are related to the committees’ areas of focus as described in each committee charter. The Board and its committees exercise their risk oversight function by carefully evaluating management reports and making inquiries of management regarding material risk exposures and the steps taken to control such exposure.

The Audit Committee reviews risks related to internal controls, disclosure, financial reporting, and legal and compliance activity. Among other processes, the Audit Committee meets regularly in executive sessions with our internal and external auditors as well as the Chief Financial Officer and Chief Accounting Officer. As described more fully below in the section entitled “Statement Regarding Compensation Practices,” the Compensation Committee reviews risks associated with the Company’s compensation programs, to ensure that incentive compensation arrangements for employees do not encourage inappropriate risk taking.

Attendance at the Annual Meeting. The Board of Directors currently does not have a policy with regard to director attendance at the Company’s annual shareholders meeting; however, it schedules the first quarter meeting of the Board of Directors on the same date as the annual shareholders meeting. All of the Company’s directors attended the annual shareholders meeting in 2010.

Board Independence. The Board has reviewed the relationships between the Company and each director and has determined that a majority of the directors are independent for purposes of the NYSE corporate governance listing standards. In accordance with these listing standards, the Board adopted its own set of specified criteria, identified in the Company’s Corporate Governance Guidelines which are posted on the Company’s website at www.esterline.com under the Corporate Governance tab, to assist it in determining whether any relationship between a director and the Company impairs independence. Using the adopted criteria, the Board affirmatively determined that all of the directors, other than Mr. Lawrence and Mr. Cremin, are independent under the NYSE listing standards. Mr. Lawrence does not meet NYSE independence listing standards due to his current position as President and Chief Executive Officer of the Company. Mr. Cremin does not meet the NYSE independence listing standards due to his prior position as President and Chief Executive Officer of the Company within the last 3 years. In considering the independence of Dr. Etter, who was appointed as a director in December 2010, the Board considered her service as a consultant prior to her appointment, for which she received $9,000 in consulting fees. The Board determined that this prior relationship did not impair her independence and affirmatively determined that Dr. Etter is independent under the NYSE listing standards.

The Audit Committee currently consists of Messrs. Haack (Chairman), Franceschini, Morris, and Pruitt, each of whom is independent in accordance with applicable rules promulgated by the Securities and Exchange Commission (“SEC”) and NYSE listing standards. The Audit Committee selects and retains the independent registered public accounting firm to audit the Company’s annual financial statements, approves the terms of the engagement of the independent registered public accounting firm and reviews and approves the fees charged for audits and for any non-audit assignments. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Audit Committee’s responsibilities also include, among others, overseeing (1) the integrity of the Company’s financial statements, which includes reviewing the scope and results of the annual audit by the independent registered public accounting firm, any recommendations of the independent registered public accounting firm resulting therefrom and management’s response thereto and the accounting principles being applied by the Company in financial reporting, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) the performance of the Company’s internal auditors and the independent registered public accounting firm, and (5) such other related matters as may be assigned to it by the Board of Directors. The Audit Committee met eight times during fiscal 2010.

The Board of Directors has determined that Mr. Haack qualifies as an “audit committee financial expert” as defined in Item 407 of Regulation S-K promulgated by the SEC and that each Audit Committee member has accounting and financial management literacy under NYSE listing standards.

The Compensation Committee currently consists of Messrs. Leitman (Chairman), Burns, Clearman, Franceschini, and Pruitt, each of whom is independent in accordance with applicable NYSE listing standards. The Compensation Committee develops, evaluates and recommends to the Board for its approval corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer and other corporate officers in light of corporate goals and objectives, recommends the form and level of compensation for officers of the Company, recommends compensation for Board members and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Compensation Committee also administers the Company’s stock option plans and incentive compensation plans for senior corporate management, which includes recommending amendments to such plans. When appropriate, the Compensation Committee may form and delegate authority to subcommittees, or may delegate authority to one or more designated members of the Board or to corporate officers. The Chief Executive Officer and the Vice President of Human Resources are non-voting advisors to the Compensation Committee. The Compensation Committee solicits and considers recommendations from the Chief Executive Officer as to compensation for the other executive officers. The Compensation Committee has engaged Towers Watson, an independent executive compensation consultant, to help the Committee develop and review compensation programs for Company executives, including providing and analyzing survey data for executive officer and director compensation and providing recommendations related to the design of executive incentive plans. The Compensation Committee met five times during fiscal 2010.

The Compensation Committee has the sole authority from the Board of Directors for the appointment, compensation, and oversight of the Company’s outside executive and director compensation consultant. Towers Watson’s fees for executive and director compensation consulting to the Compensation Committee in fiscal year 2010 were $137,344. Those services included assistance with reviewing the Company’s executive compensation strategy and programs, providing market benchmark information, advising on the competitiveness of director compensation, and providing governance guidance.

During the fiscal year, Towers Watson was also retained by Company management to provide services unrelated to executive or director compensation, including: actuarial and investment advice services for the Company’s retirement and health care plans, and compensation software benchmarking data and analysis for the Company’s general workforce. The Company paid Towers Watson $681,742 for those other services in fiscal 2010, as approved by management in the normal course of business.

Based on practices implemented by the Compensation Committee and by Towers Watson to ensure the objectivity of Towers Watson’s executive and director compensation consultant, the Compensation Committee believes the consulting advice it receives is objective and not influenced by Towers Watson’s other relationships with the Company.

The Executive Committee currently consists of Messrs. Lawrence (Chairman), Cremin, Clearman, and Franceschini. The Executive Committee reviews situations that might, at some future time, become items for consideration of the entire Board of Directors and acts on behalf of the entire Board of Directors between its meetings. The Executive Committee met once during fiscal 2010.

The Nominating & Corporate Governance Committee currently consists of Messrs. Burns (Chairman), Leitman, and Nosbaum, each of whom is independent in accordance with applicable NYSE listing standards. The Nominating & Corporate Governance Committee recommends director candidates to the entire Board, oversees the evaluation of the Board of Directors and Company management, develops and monitors corporate governance principles, practices and guidelines for the Board of Directors and the Company, and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Nominating & Corporate Governance Committee met four times during fiscal 2010.

The Strategy & Technology Committee currently consists of Messrs. Morris (Chairman), Cremin, Haack, and Nosbaum. The Strategy & Technology Committee reviews and makes recommendations to the Board of Directors regarding business and technology acquisition opportunities, monitors and evaluates the execution and performance of significant new product and technology launches, and monitors and evaluates the Company’s research and development programs. The Strategy & Technology Committee met eight times during fiscal 2010.

Director Nominations and Qualifications

In accordance with the Company’s Bylaws, as amended and restated, any shareholder entitled to vote for the election of directors at the annual meeting may nominate persons for election as directors at the 2012 annual shareholders meeting only if the Corporate Secretary receives written notice of any such nominations no earlier than October 2, 2011, and no later than November 1, 2011. Such nominations should be sent to: Esterline Technologies Corporation, Attn: Corporate Secretary, 500 108th Avenue NE, Suite 1500, Bellevue, WA 98004 and comply with the requirements set forth in our Bylaws.

The Chairman of the Board, other directors or senior management of the Company may also recommend director nominees. The Nominating & Corporate Governance Committee will evaluate recommended director nominees, including those that are submitted to the Company by a shareholder, taking into consideration certain criteria such as business and community service skills and experience, policy-making experience, record of accomplishments, personal integrity and high moral responsibility, capacity to evaluate strategy and reach sound conclusions and current Board composition. In addition, prospective directors must have time available to devote to Board activities and be able to work well with the Chief Executive Officer and other members of the Board. Although there is no formal policy in place, the Company and the Nominating and Corporate Governance Committee value board members with varying viewpoints, backgrounds, and experiences; they consider candidates’ diverse backgrounds as a favorable asset in identifying nominees for director.

The Company did not receive any shareholder nominations for directors to be considered by the Nominating & Corporate Governance Committee for the 2011 annual shareholders meeting.

Communications with the Board

Shareholders, and other interested parties, may contact Mr. Clearman, as the Lead Independent Director, the non-management directors as a group, the Board of Directors as a group or an individual director by the following means:

Email:	boardofdirectors@esterline.com

Mail:	Board of Directors Attn: Lead Independent Director or Corporate Secretary Esterline Technologies Corporation 500 108th Avenue NE, Suite 1500 Bellevue, WA 98004

Each communication should clearly specify the name of the individual director or group of directors to whom the communication is addressed. Communications sent by email are delivered directly to the Lead Independent Director and to the Corporate Secretary, who will promptly forward such communications to the specified director addressees. Communications sent by mail will be promptly forwarded by the Corporate Secretary to the specified director addressee or, if such communication is addressed to the full Board of Directors, to the Chairman of the Board and the Lead Independent Director, who will promptly forward such communication to the full Board of Directors. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2012 annual shareholders meeting should follow the procedures specified under “Shareholder Proposals for 2012” below. Shareholders wishing to nominate or recommend directors should follow the procedures specified under “Other Information as to Directors—Director Nominations and Qualifications” above.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to its accounting and financial employees, including the Chief Executive Officer and Chief Financial Officer. This code of ethics, which is included as part of the Company’s Code of Business Conduct and Ethics that applies to the Company’s employees and directors, is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to or waiver from application of the code of ethics provisions of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer or the Chief Financial Officer, and any other applicable accounting and financial employee, by posting such information on its website at www.esterline.com under the Corporate Governance tab.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock as of January 3, 2011, by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s Named Executive Officers and (iv) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
FMR LLC 82 Devonshire Street, Boston, MA 02109	3,005,857	(3)	9.9%
BlackRock, Inc 400 Howard Street, San Francisco, CA 94105	2,371,597	(4)	7.8%
Dimensional Fund Advisors LP Palisades West – Bldg. One, 6300 Bee Cave Road, Austin, TX 78746	2,302,111	(5)	7.6%
Robert W. Cremin	366,686	(6)	1.2%
Robert D. George	125,400	(6)	*
Stephen R. Larson	76,525	(6)	*
R. Bradley Lawrence	72,891	(6)	*
Frank E. Houston	41,050	(6)	*
John F. Clearman	22,386		*
Jerry D. Leitman	22,252		*
Anthony P. Franceschini	11,172		*
Paul V. Haack	10,931		*
Albert S. Yost	8,650	(6)	*
James J. Morris	7,398		*
LeRoy D. Nosbaum	4,264		*
Gary E. Pruitt	1,610		*
Lewis E. Burns	—		*
Delores M. Etter	—		*
Directors, nominees and executive officers as a group (17 persons)	812,354	(6)	2.6%

*	Less than 1%
(1)	Unless otherwise indicated, the business address of each of the shareholders named in this table is Esterline Technologies Corporation, 500 108th Avenue NE, Bellevue, Washington 98004.

(2)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of Common Stock subject to options currently exercisable or exercisable within 60 days after January 3, 2011, are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of January 3, 2011, there were 30,391,459 shares of Common Stock outstanding. Unless otherwise indicated in the footnotes to this table, the person and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)	The information on the number of shares held is based upon a Schedule 13G filed on May 7, 2010, on behalf of FMR LLC (“FMR”). Based upon such filing, FMR beneficially owns 3,005,857 shares.

(4)

The information on the number of shares held is based on a Schedule 13G filed on January 29, 2010, on behalf of BlackRock, Inc. (“BlackRock”). According to such filing, BlackRock beneficially owns 2,371,597 shares.

(5)

The information on the number of shares held is based upon a Schedule 13G filed on February 8, 2010, on behalf of Dimensional Fund Advisors LP (“Dimensional”). Based upon such filing, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are the “Funds.” In its role as investment advisor or investment manager, Dimensional possessed sole voting and investment power over all of the shares. The Funds own all of the shares, and Dimensional disclaims beneficial ownership of such shares. Dimensional has sole voting power over 2,275,135 shares and sole dispositive power over 2,302,111 shares.

(6)

Includes shares subject to options granted under the Company’s Amended and Restated 1997 Stock Option Plan and the Company’s 2004 Equity Incentive Plan which are exercisable currently or within 60 days of January 3, 2011, as follows:

Mr. Cremin, 361,050 shares; Mr. Lawrence, 72,500; Mr. George, 124,400 shares; Mr. Houston, 41,050 shares; Mr. Larson, 74,525 shares; Mr. Yost, 8,650 shares; and directors, nominees and executive officers as a group, 722,525 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following discussion describes and analyzes Esterline’s compensation program for its Named Executive Officers. Esterline’s Named Executive Officers for fiscal 2010 are R. Bradley Lawrence, President and Chief Executive Officer; Robert D. George, Vice President, Chief Financial Officer, Secretary and Treasurer; Frank E. Houston, Senior Group Vice President, Stephen R. Larson, Vice President, Strategy and Technology and Albert S. Yost, Group Vice President.

In this Compensation Discussion and Analysis (“CD&A”) we first provide an Executive Summary with highlights of the CD&A. Next, we cover Objectives of Executive Compensation Program. We then provide a Summary of Compensation Program Components and follow with a discussion of the Compensation Process the Committee follows in evaluating how to compensate Esterline’s Named Executive Officers. Finally, we provide a detailed discussion and analysis of specific decisions about the Named Executive Officers’ compensation in Fiscal 2010 Compensation.

Executive Summary

Compensation for our executives during fiscal 2010 was based on our performance, which was strong for both the fiscal year and for fiscal 2008-2010, the three-year period that determined awards under our long-term incentive compensation plan. Two of our three business segments delivered strong sales and earnings, and the third produced improved results over fiscal 2009. At the beginning of fiscal 2010, we did not expect such strong performance due to the worldwide economic crisis and continued weakness in our main aerospace and defense markets. Conditions improved, however, with a strengthening trend in customer orders and sales as the year proceeded. Altogether, income from continuing operations increased from $105.6 million in fiscal 2009 to $130.0 million in fiscal 2010, which was a 23% growth in earnings. This better-than-expected result affected awards earned in our annual incentive compensation plan, as more fully described in the Annual Incentive Compensation Plan section of this proxy statement. We also realized a gain on the sale of our U.S.-based Pressure Systems, Inc. subsidiary in late fiscal 2010. Net income, which includes both income from continuing and discontinued operations, was $4.66 per diluted share compared with $4.00 per diluted share in fiscal 2009, a 16.5% gain.

Our executive management team changed in fiscal 2010 due to our CEO’s retirement and succession in the normal course. Effective November 1, 2009, Robert W. Cremin retired as CEO and R. Bradley Lawrence succeeded Mr. Cremin as President and CEO; he was also elected to the Board. Previously, Mr. Lawrence served as a Group Vice President and then as President and COO of Esterline. Mr. Cremin continues to serve as Chairman of the Board. Succeeding Mr. Lawrence, Albert S. Yost was promoted to Group Vice President effective November 23, 2009. Mr. Yost joined the Company in 1999 and has served in a series of progressively responsible management positions in the corporate office and in our subsidiary companies, most recently as President of the Interface Technologies platform. Also, on January 4, 2010, Frank E. Houston was promoted from Group Vice President to Senior Group Vice President.

Our long-standing compensation principles emphasizing pay-for-performance and paying competitively remained the same. As a result:

•

With the exception of individuals who were promoted, base salaries for the Named Executive Officers remained unchanged from fiscal 2009 levels in light of general economic conditions and based on the competitiveness of current salaries with respect to experience and responsibility level. To reflect their promotions, Mr. Lawrence received a 50% base salary increase (from $400,000 to $600,000), Mr. Houston received a 5.6% base salary increase (from $360,000 to $380,000), and Mr. Yost received a 27.9% base salary increase (from $215,000 to $275,000).

•

With the exception of individuals who were promoted, target annual incentive compensation awards for the Named Executive Officers remained unchanged from fiscal 2009 levels. To reflect their promotions, Mr. Lawrence’s target award increased from 35% to 60% of base salary, Mr. Houston’s target award increased from 35% to 40% of base salary, and Mr. Yost’s target award increased from 30% to 35% of base salary. Actual annual incentive compensation awards reflected better-than-expected fiscal year earnings of $4.66 per share (not excluding a long-term gain on the sale of our Pressure Systems, Inc. subsidiary), resulting in payouts at 200% of target amounts (the plan maximum).

•

With the exception of individuals who were promoted, long-term incentive opportunities for the Named Executive Officers, including stock options and cash-based long-term incentive awards, remained unchanged from fiscal 2009 levels. To reflect their promotions, Mr. Lawrence’s long-term incentive opportunity increased from 105% to 200% of base salary, Mr. Houston’s long-term incentive opportunity increased from 105% to 115% of base salary, and Mr. Yost’s long-term incentive opportunity increased from 60% to 105% of base salary. Actual amounts to be earned for the fiscal 2010 long-term incentive opportunities will depend on our future stock price performance and sustained financial performance versus three-year targets (2010-2012). The cash-based long-term incentive plan awards for the 2008-2010 performance cycle were paid at 171.8% of target amounts, consistent with strong earnings per share growth of 9.8% (not excluding a long-term gain on the sale of our Pressure Systems, Inc. subsidiary) and return on invested capital results of 7.6% (not excluding a long-term gain on the sale of our Pressure Systems, Inc. subsidiary)

Objectives of Executive Compensation Program

The Committee of the Board of Directors works to provide our executives with competitive compensation opportunities that reward good performance and promote shareholder interests. We base our executive compensation practices on principles designed to align executive compensation with Company business strategy, management initiatives, financial objectives and performance. In applying these principles, the Committee has established an executive compensation program to:

•	Attract and retain key executives critical to the success of the Company;

•	Ensure the long-term retention and continued development of strong operating leaders capable of managing a growing number of decentralized, worldwide operations;

•	Support a pay-for-performance environment that rewards both the Company’s annual financial results and its longer-term achievements as compared to market benchmarks;

•	Reward executives for long-term strategic management and the enhancement of shareholder value; and

•	Optimize organizational and individual performance while controlling associated risk.

The Committee applies the same philosophy, objectives, and methods for establishing the CEO’s compensation as it does for all other executive officers.

Summary of Compensation Program Components

We believe the components of our compensation program provide an appropriate mix of fixed and variable pay, balance shorter-term operational performance with long-term increases in shareholder value, reinforce a performance-oriented environment, and encourage recruitment and retention of our key executives. The Committee reviews the executive compensation program annually and makes adjustments as appropriate to meet Company objectives. In fiscal 2010 our executive compensation program remained consistent with our program for fiscal 2009 and had the following principal components:

•	Base salary, which is fixed annual cash compensation that is competitive with market salary levels for the skills and experience necessary to lead the Company;

•

Annual cash incentive, which provides cash incentive awards based on Company performance against specific targets, with the purpose of motivating and rewarding achievement of our critical yearly strategic and financial goals, thus fostering a performance-oriented environment;

•

Long-term incentives, through the combination of stock option grants and a cash-based long-term incentive program, which align officers’ interests with those of our shareholders, motivate and reward profitable Company growth over the long term, and provide a retention incentive;

•

Retirement earnings opportunities, through a 401(k) savings plan, a traditional pension plan, and two supplemental executive retirement and deferred compensation programs which provide competitive benefits, encourage retention and allow executives to save for their retirement and to defer taxation;

•

Limited perquisites, mainly involving automobile allowances and financial planning advisory services that are common in the marketplace and that allow executives to focus more of their time on achieving the Company’s goals and objectives; and

•	Change in control agreements, with common terms that encourage officers to remain focused on Company business in the event of rumored or actual change in corporate control.

Compensation Process

Benchmarking

As input into the compensation decision process, the Committee annually reviews the executive labor market in which we compete for talent. With the help of former Watson Wyatt Worldwide (now Towers Watson), our outside executive compensation consultant, the Committee compares compensation levels for our executives to the compensation paid to executives of comparable companies in the market in which we compete for employees.

In determining fiscal 2010 compensation, the Committee, with the assistance of Towers Watson, identified criteria to select a list of companies to comprise a compensation peer group. Selection criteria included similar sized companies as reflected by revenues, market capitalization and total assets, as well as publicly traded organizations in industries similar to Esterline. The resulting peer group included the following 13 companies with median revenues of $1.83 billion (versus Esterline’s $1.48 billion), median market capitalization of $1.33 billion (versus Esterline’s $1.1 billion) and median total assets of $1.54 billion (versus Esterline’s $1.9 billion):

BE Aerospace, Inc.	JDS Uniphase Corp.	Sauer-Danfoss Inc.	Woodward Governor Co.
Crane Co.	Moog Inc.	Teledyne Technologies Inc.
Curtiss-Wright Corp.	Orbital Sciences Corp.	Tetra Tech Inc.
Ducommun Inc.	Roper Industries, Inc.	Triumph Group Inc.

In addition, Towers Watson relied on the following published surveys to gain an understanding of the market for positions of comparable responsibility (company names in these surveys are proprietary and not available to the Company):

•

2009/2010 Watson Wyatt Top Management Compensation Report – Durable Goods Manufacturing Data. This survey covers 578 companies. Regression (trend-line) analysis was used to extrapolate salary and annual incentive values for companies with revenues of $1.5 billion and $1.75 billion.

•

2009 Mercer Executive Survey – Durable Goods Manufacturing Data. This survey covers 230 companies. Regression (trend-line) analysis was used to extrapolate compensation values for companies with revenues of $1.5 billion and $1.75 billion.

•

2009/2010 Watson Wyatt Long-Term Incentive Report – General Industry Long-Term Incentives Annual Multiple Tables. This survey covers 296 companies and reports long-term incentive values as a multiple of base salary for various base salary levels.

The Committee reviewed and compared the executives’ aggregate target direct compensation (base salary, short- and long-term incentives at target) against the aggregate compensation offered to executives in the peer group and the market surveys. In doing so, the Committee reviewed 25th, 50th and 75th percentile values. For further information as to the Committee’s use of these market reference points and other factors that were considered in determining compensation levels, see the discussion below concerning fiscal 2010 compensation.

Review of Total Compensation

When the Committee evaluates any significant component of an executive officer’s total compensation, it considers the aggregate amounts and mix of all components in making its decision. For fiscal 2010, the Committee reviewed all components of compensation for each executive officer to get a complete picture of the total compensation opportunities awarded, including base salary, short-term incentive compensation, long-term incentive compensation, retirement earnings opportunities, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, and the earnings and the potential payout obligations under change in control scenarios. Based on this review, the Committee determined that the executive officers’ total compensation opportunities were competitive, reasonable and not excessive.

Governance Process

The Committee and the independent members of the Board approve all officer compensation programs and establish individual pay levels for all executive officers. The Committee seeks recommendations from the CEO and the Vice President of Human Resources as to appropriate program changes and pay levels for all executive officers apart from the CEO. It then consults with Towers Watson as to those recommendations and seeks advice as to appropriate pay levels for the CEO. In addition, the Committee and the independent members of the Board conduct an annual performance evaluation of the CEO, the results of which significantly contribute to decisions concerning CEO compensation. On this basis, the Committee develops proposals for consideration by all independent directors, who act on those proposals in executive session, outside the presence of the CEO and of any other officers.

Risk Assessment

In developing and reviewing the Company’s executive incentive programs, the Committee analyzed the business risks inherent in program designs to ensure they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of shareholder interests. The Committee is satisfied that the plan designs are conservative in this respect and that, together, the compensation components work as a check and balance to ensure executive incentives are fully consistent with shareholder interests. For example, the annual incentive compensation plan’s goal to maximize current year earnings per share is balanced by the Company’s long-term incentive plan that measures growth in earnings per share and return on invested capital over a three-year period. The Company’s stock option grants also serve to moderate and balance risk; the grants vest incrementally over four years with the potential to increase in value over the full ten-year term of the grant. Thus, the Committee believes these longer-term programs with different characteristics and different formulas to create value for shareholders and rewards for executives deter any appreciable risk that executives would maximize current year earnings in a manner that would impair the Company’s future results.

Other Considerations

In determining executive compensation, the Committee also considers, among other factors, the possible tax consequences to Esterline and to its executives. For example, the stock options granted to Named Executive Officers and the cash-based annual incentive and long-term incentive plans are intended to comply with the exception for performance-based compensation under Internal Revenue Code Section 162(m). In addition, we considered the tax ramifications of the change in control termination protection agreements with our officers under Section 280G and Section 4999 of the Internal Revenue Code. To preserve our tax deduction in connection with the payments payable under these agreements and to avoid an excise tax for our officers, the agreements generally provide that in the event any payments under the agreements are considered to be “excess parachute payments” under Section 280G, either alone or together with other payments from us, the payments will be reduced so that the payments will not be treated as “excess parachute payments.” However, this payment reduction will only take place if the reduction would provide to the officer a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction. In no circumstance does the Company gross up such payments or otherwise pay an officer’s individual tax liability. Finally, we considered the impact of Section 409A of the Internal Revenue Code on our compensation programs. Section 409A imposes tax penalties on certain nonqualified deferred compensation arrangements. We operate our covered arrangements in a manner intended to avoid the adverse tax treatment under Section 409A.

The Committee considers the accounting consequences to the Company of different compensation decisions and the impact on shareholder dilution; however, neither of these factors alone will determine a particular compensation decision.

Fiscal 2010 Compensation

The Committee believes the executive compensation program should be structured so that a significant portion of an executive’s compensation is at-risk and is subject to the Company’s performance. Accordingly, in fiscal 2010, the Committee provided executives with compensation packages (base salary, short- and long-term incentives at target) that included an average of 65% of at-risk compensation based on an aggregate of short-term and long-term cash bonus opportunities and stock options.

In addition, executives are allowed to participate in the Company’s standard benefit programs that are generally available to other employees and are eligible to participate in a supplemental executive retirement pension plan that permits benefits to be earned on compensation that is in excess of certain statutory limits that apply to the traditional pension plan. Executives are also eligible to participate in an executive supplemental retirement and deferred compensation plan that allows participants to defer compensation in excess of certain statutory limits in the tax-qualified 401(k) plan and provides a Company match on deferred compensation amounts that exceed certain limits in the tax-qualified 401(k) plan.

Base Salary

The Committee targets base salaries to be competitive in the marketplaces in which we compete for key executive officers. Based on the peer company data and salary surveys listed above, and with the assistance of Towers Watson, the Committee has developed and maintains a salary structure for the executive positions that defines a range of salary opportunities for each position. The range takes into account competitive norms, scope and complexity of responsibilities, internal equity, and the Company’s financial condition. Actual salaries are based on the qualifications, experience and sustained individual performance of the executive.

For fiscal 2010, the independent members of the Board approved a base salary increase for Mr. Lawrence of 50% to $600,000 to reflect his promotion from President to President and CEO. They also approved a base salary increase for Mr. Houston of 5.6% to $380,000 to reflect his promotion to Senior Group Vice President and his larger role and responsibilities, as well as a base salary increase for Mr. Yost of 27.9% to $275,000 to reflect his promotion to Group Vice President. In light of general economic conditions and given the competitiveness of current salaries with respect to experience and responsibility, no base pay adjustments were made for the other Named Executive Officers. Mr. Lawrence’s base salary for fiscal 2010 is $275,000 less than Mr. Cremin’s base salary when he retired as CEO, and approximates the 25th percentile of competitive reference point values. Base salaries for other Named Executive Officers approximate the 50th percentile of the market data.

Annual Incentive Compensation Plan

We provide executives with annual incentive award opportunities contingent upon meeting pre-defined financial goals for the year. The purpose of the annual incentive plan is to encourage our officers to make prudent decisions that will strengthen current year financial results for shareholders. No executive is eligible to receive annual incentive compensation unless the Company achieves a minimum level of performance recommended by the Committee and approved by the independent members of the Board.

The Committee identified a target award amount of annual incentive compensation for each participant expressed as a percentage of the base salary rate in effect as of the last day of the fiscal year. This percentage varied in proportion to the level of the individual executive’s responsibility within the Company and took into account the comparative median (50th percentile) incentive compensation percentages from compensation surveys. The target award amount was not guaranteed, but reflected what would be payable if targeted results were achieved. The following table shows the fiscal 2010 target award amount for each Named Executive Officer under our annual incentive plan:

Executive	Title	Target Annual Incentive Compensation as % of Base Salary
R. Bradley Lawrence (1)	President and Chief Executive Officer	60%
Robert D. George	Vice President, Chief Financial Officer, Secretary and Treasurer	40%
Frank E. Houston (1)	Senior Group Vice President	40%
Stephen R. Larson	Vice President, Strategy and Technology	40%
Albert S. Yost (1)	Group Vice President	35%

(1)

To reflect their promotions in fiscal 2010, Mr. Lawrence’s target award increased from 35% to 60% of base salary, consistent with Mr. Cremin’s target award prior to his retirement, Mr. Houston’s target award increased from 35% to 40% of base salary, and Mr. Yost’s target award increased from 30% to 35% of base salary. No adjustments were made for the other Named Executive Officers.

For fiscal 2010, earnings per share based on all operating earnings, was the sole financial performance goal for the annual incentive plan. This goal was selected because the Committee believes earnings performance is the primary criterion on which short-term Company success is measured by shareholders and stock market analysts. The annual incentive plan’s earnings per share target for fiscal 2010 was $3.23 which was lower than the $3.80 earnings per share target for fiscal 2009 based on the aggregate market projections received from our subsidiary companies, which was quite pessimistic in accordance with the worldwide recession and its effect on our customers. Almost all of our businesses experienced declining order rates and shipments in fiscal 2009, and could not foresee a recovery in their markets at the time the goal was set in December 2009.

The following table shows the potential payouts for each Named Executive Officer under the annual incentive plan based on various levels of achievement of the earnings per share goal (with interpolation for achievement between threshold and target or between target and maximum):

	Threshold	Target	Maximum
Earnings Per Share	$2.26	$3.23	$4.20
Potential Payout (as a % of target award amount)	25%	100%	200%

Actual earnings per share achieved was $4.66, which was equal to 144.3% of the earnings per share target, resulting in a payout of 200% of the target award amounts (the plan maximum). Consistent with the treatment of previous divestitures, where related gains or losses have been included for purposes of computing annual incentive plan performance, the Committee recommended and the independent members of the Board approved the decision that fiscal 2010 reported earnings would not exclude the long-term gain on the sale of the Company’s Pressure Systems, Inc. subsidiary, which occurred late in the fiscal year. Actual award amounts under the annual incentive plan are reflected in the Summary Compensation Table for Fiscal 2010 included in this proxy statement.

After award amounts were computed for fiscal 2010, the Committee had discretion under plan terms to adjust the actual amount paid to each executive upward or downward by as much as 25% of the greater of the executive’s computed award and the executive’s target award amount to reflect the executive’s individual contribution to the achievement of the Company’s performance goals. The Committee seldom makes such adjustments and did not make any to the award amounts for fiscal 2010. This discretionary adjustment authority does not apply to CEO awards or those for any other executive if the award is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Long-Term Incentives

We believe that the combination of stock option grants and a cash-based long-term incentive plan (LTIP) provide executives with competitive long-term incentive opportunities. Stock option grants and the LTIP are designed to work in concert with other executive compensation elements to:

•	Focus executives on increasing total shareholder returns over the long term by concentrating on key drivers of share price;

•	Encourage executives to take reasonable, long-term business investment risks by measuring performance over multiple years; and

•	Encourage profitable growth and effective use of assets in achieving growth goals.

Based on compensation survey data and Committee recommendations, the independent members of the Board assigned each participating executive an aggregate target award value to be delivered through options and the LTIP expressed as a percentage of the base salary rate in effect as of the last day of the fiscal year. This value varies in proportion to the level of the individual executive’s responsibility within the Company and takes into account the comparative median (50th percentile) long-term incentive compensation percentages from compensation surveys. The long-term incentive target award values to be delivered through options and the LTIP for each of our Named Executive Officers for fiscal 2010 were as follows:

Executive	Title	Target Annual Award Value for Options and Cash LTIP as % of Base Salary
R. Bradley Lawrence (1)(2)	President and Chief Executive Officer	200%
Robert D. George	Vice President, Chief Financial Officer, Secretary and Treasurer	140%
Frank E. Houston (1)	Senior Group Vice President	115%
Stephen R. Larson	Vice President, Strategy & Technology	105%
Albert S. Yost (1)	Group Vice President	105%

(1)

To reflect their promotions in fiscal 2010, Mr. Lawrence’s target award increased from 105% to 200% of base salary, which is lower than Mr. Cremin’s target award of 245% of base salary prior to his retirement, Mr. Houston’s target award increased from 105% to 115% of base salary, and Mr. Yost’s target award increased from 60% to 105% of base salary. No adjustments were made for the other Named Executive Officers.

(2)	The table does not reflect the special stock option grant to Mr. Lawrence (30,000 shares) in connection with his promotion.

For Mr. Lawrence, the allocation of the long-term incentive target award value for fiscal 2010 was 70% to stock options and 30% to LTIP. For other executives, the allocation for fiscal 2010 was 60% to stock options and 40% to LTIP.

Stock Options

Based on advice from Towers Watson, and consistent with our process in prior years, the Committee determined the number of options for each grant by multiplying the dollar value of the award by 0.40 to reflect the traditional industry estimated market value of options. This 0.40 multiple will vary from the actual Black-Scholes value of stock options on any given date of grant. The stock options granted to the Named Executive Officers in fiscal 2010 are disclosed in the Grants of Plan-Based Awards Table for Fiscal 2010 included in this proxy statement.

The independent members of the Board grant options based on Committee recommendations, with an exercise price equal to the closing price of our Common Stock on the date of grant, and the options become vested and exercisable over time. Typically, each grant vests and becomes exercisable on an annual basis ratably over four years, and continues to be exercisable until ten years from the date granted. The options provide incentive for the creation of shareholder value over the long term because the executives cannot realize the full benefit of the options unless our Common Stock price appreciates during the option term.

Generally, stock options to executives are granted once per year in December when other aspects of executive compensation are reviewed. The Committee may also recommend option grants at other appropriate times, such as in connection with promotions. In addition to his annual stock option grant, Mr. Lawrence received a special stock option grant for 30,000 shares in connection with his promotion, consistent with prior practice for promotional grants and to maintain internal equity. Mr. Yost also received a special stock option grant of 25,000 shares in connection with his promotion.

Cash-Based Long-Term Incentive Plan

The LTIP first adopted in fiscal 2005 was continued for fiscal 2010. In this plan, a new LTIP performance period begins with each fiscal year and extends for three years. Accordingly, there are three overlapping LTIP performance periods running at any given time. For example, currently, the 2009-2011 cycle is in its last year, the 2010-2012 cycle is in its second year and the 2011-2013 cycle is in its first year. The two relevant cycles for purposes of fiscal 2010 compensation are (1) the 2008-2010 cycle which ended on the last day of fiscal 2010 and for which payments were made in early fiscal 2011 and (2) the 2010-2012 cycle for which awards were granted in early fiscal 2010.

In December 2009, the independent members of the Board assigned each participating executive a target award value for the 2010-2012 performance cycle based on compensation survey data and on Committee recommendations, as discussed above. The target award value is not guaranteed, but reflects what will be payable if the Company achieves established performance goals. Actual awards paid may be larger or smaller than target awards depending on Company performance results measured over the three-year period. Earning opportunities range from 0% to 400% of target award values. Payments are made in cash.

There are two performance goals under the LTIP: (1) growth in earnings per share and (2) return on invested capital. Payout amounts under the LTIP are determined based on the level of achievement of each of these two performance goals relative to each other, pursuant to a matrix where earnings per share growth is one axis and return on invested capital is the other axis. For purposes of the LTIP, (1) growth in earnings per share is based on all operating earnings and is calculated as the compound annual growth rate measured from the beginning of the base year to the end of the last year in a given performance cycle and (2) return on invested capital is calculated as net income (before extraordinary items) divided by the monthly average invested capital during the corresponding fiscal year, averaged over the applicable performance cycle and expressed as a percentage. These two goals were selected for the LTIP based on the results of a 2005 study performed by an independent executive compensation consulting firm that showed a strong correlation between these two measures and sustained shareholder returns for companies in the S&P SmallCap 600 Index, such as ours.

The performance targets established for each of the 2008-2010 performance cycle and the 2010-2012 performance cycle are the same and are consistent with long-term market median performance, inclusive of option expenses: 10% earnings per share growth and 6.0% return on invested capital. For awards under each of these performance cycles to equal 400% of target amounts, earnings per share would need to grow by 32% and return on invested capital would need to equal 10%. For the 2008-2010 performance cycle, actual achievement of the growth in earnings per share goal was 9.8% and actual achievement of the return on invested capital goal was 7.6%. Accordingly, executives were paid 171.8% of their respective target amounts. For the reasons explained above with respect to the Board’s decision not to exclude the long-term gain on the sale of Pressure Systems, Inc. in determining earnings per share achievement for the annual incentive plan, the independent members of the Board applied the same decision with respect to the growth in earnings per share calculation under the LTIP. Actual award amounts under the LTIP are reflected in the Summary Compensation Table for Fiscal 2010 in this proxy statement.

Benefits and Other Programs

Executive officers are allowed to participate in the Company’s standard benefit programs that are generally available to other employees, including medical, dental, life, disability, pension, 401(k), employee assistance, and similar retirement and health and group insurance plans.

In addition, each of our executive officers is eligible to participate in a supplemental executive retirement pension plan that permits benefits to be earned on compensation that is in excess of certain statutory limits that apply to the traditional pension plan, as more fully described in the Pension Benefits section of this proxy statement. These plans provide executives with additional opportunities to save for retirement and the Committee believes that the benefits provided to executive officers through these plans serve as an important attraction and retention tool and are fair and modest because they merely allow executives to earn the same benefits as other employee participants, albeit on above-limit compensation. Executive officers are also eligible to participate in an executive supplemental retirement and deferred compensation plan that allows participants to defer compensation in excess of certain statutory limits in the tax-qualified 401(k) plan and provides a Company match on deferred compensation amounts that exceed certain limits in the tax-qualified 401(k) plan, allowing executives to earn an equivalent portion in Company matching funds as that available to the general workforce in the tax-qualified plan, as more fully described in the Nonqualified Deferred Compensation Section of this proxy statement. The Company does not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to contributions by participants, any Company matching contributions and the underlying performance of the investment funds selected by the participants. In addition, the Board approved an enhancement to the CEO’s supplemental retirement formula, consistent with past practice, with internal equity, and with independent executive compensation advice from Towers Watson. The enhanced formula allows the CEO to accrue a retirement benefit equivalent to that of other, longer-service executive officers as measured by a standard “replacement ratio.” The ratio compares the value of such benefits projected to the plan’s normal retirement age of 65 to the value of the CEO’s estimated annual compensation immediately prior to age 65.

Executive officers also receive automobile allowances based on competitive market benchmarks, as do the Company’s subsidiary presidents and certain sales personnel. Similarly, executive officers are eligible for relocation benefits under standard Company policy, which may be enhanced for executive officers and other management employees on a case-by-case basis. Certain executive officers and other senior managers also receive limited financial planning services, airline club memberships and an annual physical. Where applicable, the value of these items is disclosed in the Summary Compensation Table for Fiscal 2010 and accompanying notes. These benefits are a very small percentage of total compensation for Named Executive Officers. The Company does not provide executives with a tax gross-up to cover personal income taxes that may apply to any of these benefits, except in the case of certain company-required, actual relocation costs that an officer must include as regular income.

Change in Control Arrangements

In order to ensure key officers will always have their full energy and attention focused on the best interests of the Company’s shareholders, we have entered into double-trigger change in control termination protection agreements with our officers, including the Named Executive Officers, as more fully described in the Termination of Employment and Change in Control Arrangements section of this proxy statement. These are designed to induce officers to remain in the employ of the Company or any successor company in the event of certain changes in ownership or control by assuring compensation benefits if an officer is terminated without cause or resigns for good reason, as those terms are defined in the agreements. The Committee believes the amounts payable under these agreements provide executives with reasonable protection in light of the difficulty in securing comparable executive-level positions, the lack of employment or severance agreements with executives and the market information for typical practices of other companies. See the Termination of Employment and Change in Control Arrangements section that follows for further detail.

The Committee believes it is important to balance the need to provide an incentive for the Named Executive Officers to seek out and complete transactions that are in the best interests of the Company and its shareholders, while limiting option acceleration to events intended to protect the Company from certain types of change in control transactions and to events that defeat the retention purpose of time-vested equity, which results if the acquiring company does not assume or replace options. For these reasons, all options issued under the Company’s 2004 Equity Incentive Plan, including those granted to the Named Executive Officers, become immediately vested and exercisable upon the consummation of certain events constituting a change in control of the Company, such as the acquisition by a third party of a significant portion of the Company’s outstanding securities or if there is a significant change in the composition of the Board. However, in the event of a merger or other similar transaction, only options not assumed or replaced by the acquiring company will become immediately vested and exercisable. See the Termination of Employment and Change in Control Arrangements section that follows for further detail.

The Company does not provide executives with a tax gross-up to cover personal income taxes that may apply to any of these change in control benefits.

Stock Ownership Guidelines

The Committee believes its performance-based compensation programs strongly align executive interests with those of Company shareholders and that requiring further investment by the executive officers in the Company is neither necessary nor desirable. Accordingly, we have not implemented formal stock ownership guidelines for our executives. The Committee periodically reconsiders this subject to ensure the executives’ interests are consistent with the Company’s shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on that review and discussion, the Committee has recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

JERRY D. LEITMAN, CHAIRMAN

LEWIS E. BURNS

JOHN F. CLEARMAN

ANTHONY P. FRANCESCHINI

GARY E. PRUITT

STATEMENT REGARDING COMPENSATION PRACTICES

In fiscal 2010, the Compensation Committee and management continued their practice of conducting a comprehensive review of our compensation programs, including executive compensation and major broad-based compensation programs in which salaried and hourly employees at various levels of the organization participate. The goal of this review was to assess whether any of our compensation programs, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excessive risks that were reasonably likely to have a material adverse impact on our business.

The Compensation Committee reviewed an inventory of our variable pay and sales commission plans, considering the number of participants in each plan, the target and maximum payment potential, and the performance goals of each plan. The Compensation Committee concluded that these programs were appropriate for our businesses and highly unlikely to create a material risk.

Although the programs are generally designed to pay for performance and provide incentive-based compensation, the programs contain various mitigating factors to ensure our employees, including our named executive officers, are not encouraged to take unnecessary risks in managing our business. These factors include:

•	Oversight of programs (or components of programs) by committees of the Board, including the Compensation Committee;

•	Discretion provided to the Board and the Compensation Committee (including negative discretion) to set targets, monitor performance and determine final payouts for executive-level incentive plans;

•

Oversight of programs by a broad-based group of functions within the organization, including the CEO, CFO, group vice presidents, vice president of Human Resources, and at multiple levels within the organization (both corporate and business units);

•

Target awards that are indexed on base pay, which is determined based on market data and the merit of individual performance; further, Company policy and practices control base pay levels carefully through analysis, reporting, and executive approvals that ensure we compensate employees fairly;

•

Incentives focused primarily on the use of broad-based financial metrics (such as growth in operating profit and return on investment), including a mixture of consolidated and business-specific goals, with no one factor receiving an excessive weighting;

•	A mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and equity compensation;

•

Our long-term cash incentive plan focuses on operating earnings growth and average return on operating investment over overlapping three-year award periods. This creates a focus on driving sustained performance over multiple award periods, mitigating the potential for executives to take excessive risks to drive short-term performance spikes in any one award period;

•	Capping the potential payouts—under both short- and long-term incentive plans—to eliminate the potential for dramatic or risky windfalls;

•	Service-based vesting conditions with respect to equity grants; and

•	The long-term ownership interests in the Company held by our key executive officers and by members of the Board of Directors.

As a result of this review, both management and the Compensation Committee concluded that our total compensation plans, programs and practices are structured in the best interest of the Company and its shareholders. They are appropriately tailored to encourage employees to grow our business, but not incent them to do so in a way that poses unnecessary or excessive material risk to us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee during the 2010 fiscal year, each of whom was listed in “Board and Board Committees—Compensation Committee” were independent directors and no member was an employee or former employee. No Compensation Committee member had any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during the 2010 fiscal year.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which presents the objectives of our executive compensation and benefits programs.

Summary Compensation Table for Fiscal 2010

The table below summarizes certain compensation information for fiscal 2010 for our Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers of the Company who were serving as executive officers at the end of fiscal 2010 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
R. Bradley Lawrence	2010	$600,000	$1,812,589	$922,724	$678,531	$49,935	$4,063,779
President and Chief Executive Officer (5)	2009	349,615	571,174	406,882	41,677	14,716	1,384,064

Robert D. George	2010	417,500	475,010	722,268	219,565	33,997	1,868,340
Vice President, Chief Financial	2009	415,207	442,519	699,578	319,851	33,330	1,910,485
Officer, Secretary and	2008	408,692	494,772	695,145	—	33,462	1,632,071
Treasurer

Frank E. Houston	2010	376,538	354,616	527,340	217,272	29,334	1,505,100
Senior Group Vice President (6)	2009	351,346	286,726	427,705	285,284	33,174	1,384,235
	2008	311,635	283,554	419,770	—	32,008	1,046,967

Stephen R. Larson	2010	390,000	411,530	641,856	343,748	39,960	1,827,094
Vice President, Strategy & Technology	2009	386,538	382,854	614,419	917,961	38,579	2,340,351
	2008	374,519	419,544	600,155	93,714	37,052	1,524,984

Albert S. Yost Group Vice President (7)	2010	271,538	560,195	389,548	19,301	192,396	1,432,978

(1)

Represents the aggregate grant date fair value of option awards granted during the fiscal year, computed in accordance with ASC 718, formerly SFAS 123R. Assumptions used to calculate these amounts are included in Note 13, “Employee Stock Plans,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 29, 2010.

(2)

For fiscal 2010, represents amounts earned under the annual incentive plan and the 2008-2010 performance cycle under the LTIP. Amounts earned under the annual incentive plan for fiscal 2010 were: Mr. Lawrence, $720,000; Mr. George, $334,000; Mr. Houston, $304,000; Mr. Larson, $312,000, Mr. Yost, $192,500. Amounts earned under the 2008-2010 performance cycle under the LTIP were: Mr. Lawrence, $202,724; Mr. George, $388,268; Mr. Houston, $223,340; Mr. Larson, $329,856; Mr. Yost, $197,048.

(3)

Represents the annual increase in the actuarial present value of accumulated benefits under our Pension Plan and Supplemental Executive Retirement Plans (SERP – Pre 2005 and 2005+). In fiscal 2008, the Change in Pension Value for Mr. George was $(31,161) and the Change in Pension Value for Mr. Houston was $(55,359).

(4)

For fiscal 2010, includes match payments under the Company’s 401(k) plan ($7,350 for each Named Executive Officer) and the Company’s Supplemental Executive Retirement & Deferred Compensation Plan (Mr. Lawrence, $32,250; Mr. George, $15,195; Mr. Houston, $11,926; Mr. Larson, $13,710; Mr. Yost, $6,571). Also includes the following for each Named Executive Officer: Mr. Lawrence (automobile allowance and airline club memberships); Mr. George (automobile allowance, airline club memberships and cost of annual physical); Mr. Houston (automobile allowance); Mr. Larson (financial planning, automobile allowance, airline club memberships and cost of annual physical); Mr. Yost (automobile allowance). Also included for Mr. Yost was $111,120 of relocation expenses, $11,921 for tax assistance on the relocation expenses, $30,141 for housing stipend, and $16,229 of tax gross-up on the housing stipend. We value the incremental cost to us for these benefits based on the actual costs or charges incurred by us for the benefits.

(5)	Mr. Lawrence was promoted from President and Chief Operating Officer to President and Chief Executive Officer in November of 2009.

(6)	Mr. Houston was promoted from Group Vice President to Senior Group Vice President in January of 2010.

(7)	Mr. Yost was promoted from Platform President to Group Vice President in November of 2009.

Grants of Plan-Based Awards Table for Fiscal 2010

The following table provides information regarding grants of plan-based awards to the Named Executive Officers under our 2010 Annual Incentive Compensation Plan, LTIP and the 2004 Equity Incentive Plan during fiscal 2010.

Name	Approval Date	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)
R. Bradley Lawrence	—	—	(1)	$90,000	$360,000	$720,000	—	$—	$—
	—	—	(2)	—	360,000	1,440,000	—	—	—
	09/10/09	11/02/09	(3)	—	—	—	30,000	42.10	674,316
	12/10/09	12/10/09	(3)	—	—	—	52,000	41.00	1,138,273
Robert D. George	—	—	(1)	41,750	167,000	334,000	—	—	—
	—	—	(2)	—	233,800	935,200	—	—	—
	12/10/09	12/10/09	(3)	—	—	—	21,700	41.00	475,010
Frank E. Houston	—	—	(1)	38,000	152,000	304,000	—	—	—
	—	—	(2)	—	151,200	604,800	—	—	—
	12/10/09	12/10/09	(3)	—	—	—	16,200	41.00	354,616
Stephen R. Larson	—	—	(1)	39,000	156,000	312,000	—	—	—
	—	—	(2)	—	202,800	811,200	—	—	—
	12/10/09	12/10/09	(3)	—	—	—	18,800	41.00	411,530
Albert S. Yost	—	—	(1)	24,750	96,250	192,500	—	—	—
	—	—	(2)	—	110,000	440,000	—	—	—
	11/23/09	11/23/09	(3)	—	—	—	25,000	41.97	560,195

(1)

This shows the potential value of the payout for each Named Executive Officer under the 2010 Annual Incentive Compensation Plan if the threshold, target or maximum goals are satisfied. The potential payouts are performance driven and therefore completely at risk. The business measurements, performance goals and calculation for determining the payout are described in the Compensation Discussion and Analysis section of this proxy statement. Actual amounts earned are disclosed in the Summary Compensation Table for Fiscal 2010 in this proxy statement.

(2)

This shows the potential value of the payout for each Named Executive Officer under the LTIP if the target or maximum goals of the 2010-2012 performance cycle are satisfied. There is no threshold for this award. The potential payouts are performance driven and therefore completely at risk. The business measurements, performance goals and calculation determining the payout are described in the Compensation Discussion and Analysis section of this proxy statement. Any payouts under the 2010-2012 performance cycle will be made in fiscal 2013.

(3)

The grants were made pursuant to the Company’s 2004 Equity Incentive Plan. The exercise price of the options is equal to the closing price of the Common Stock on the date of grant. The options vest at the rate of twenty-five percent per year on each of the first four anniversaries of the date of grant.

Annual Incentive Compensation Plan and LTIP

Payments under the 2010 Annual Incentive Compensation Plan and the LTIP are tied to key measures of corporate performance relating to the following financial objectives: earnings per share, growth in earnings per share and return on invested capital. For additional information regarding the 2010 Annual Incentive Compensation Plan and the LTIP, please refer to the Compensation Discussion and Analysis section of this proxy statement.

2004 Equity Incentive Plan

Equity awards to our executive officers consist of stock options granted under the Company’s 2004 Equity Incentive Plan. Stock options have a term of ten years and typically vest in equal annual installments over the period from the date of grant until the fourth anniversary of the date of grant. The exercise price for all stock options is equal to the closing price of the Common Stock on the date of grant.

Offer Letter to Albert S. Yost

As described in the Executive Summary of the Compensation Discussion and Analysis section of this proxy statement, on November 23, 2009, the Board elected Mr. Yost as an executive officer of the Company, promoting him from his prior position as President of the Company’s Interface Technologies platform to the title of Group Vice President. In consideration of that promotion, and consistent with the Company’s executive compensation programs and with its general employment practices, the Board approved the following terms, which were conveyed to Mr. Yost in an offer letter and which were accepted by him: a base salary increase to $275,000 per year; a temporary annual housing stipend of $55,650 for two years ending in November 2011, and of $27,825 for two years ending in November 2013, which reflects the increase in housing expense in moving to the Bellevue, Washington area; participation in the Company’s annual incentive compensation plan for executive officers with a target award of 35% of base salary; participation in the Company’s long term incentive compensation plan for executive officers with a target award of $100,000; a stock option grant of 25,000 shares; participation in the Company’s supplemental retirement plans; a standard change of control agreement; relocation benefits, a car allowance, financial advisory services; and participation in the Company’s standard fringe benefit programs. As with other officers, Mr. Yost is employed at-will and serves at the pleasure of the Board.

Fixed Cash Compensation in Proportion to Total Compensation

The proportion of fixed cash compensation (salary) compared to total compensation (as reported in the Summary Compensation Table for Fiscal 2010 included in this proxy statement) varies somewhat among the Named Executive Officers. Specifically, allocation among the different components of compensation varies based on the position and level of responsibility and on market data provided by Towers Watson that reflects the practices of other companies. For example, those Named Executive Officers with the greater ability to influence our performance will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in stock options and cash-based incentive plan target awards. The lower the level of influence of an executive, the higher the percentage of their total compensation is in the form of base salary with a correspondingly lower percentage of stock options and cash-based incentive plan target awards. In general, the proportion of at-risk compensation increases with base salary level, which usually indicates relative scope and level of responsibility, such that those with higher salaries also have more of their total compensation at risk. Accordingly, executive compensation for higher-level executives is set to align closely with shareholder and Company long-term shared interests. In fiscal 2010, the percentage of fixed cash compensation as compared to total compensation was 15% for the Chief Executive Officer. For the other Named Executive Officers, the percentage of fixed cash compensation as compared to total compensation ranged between 19% and 25%.

Outstanding Equity Awards Table at Fiscal Year End 2010

The following table summarizes the total outstanding equity awards held as of October 29, 2010, by each of the Named Executive Officers.

Name	Grant Date		Option Awards
			Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date
			Exercisable (#)	Unexercisable (#)
R. Bradley Lawrence	06/08/04	(1)	7,500	—	$26.24	06/08/14
	12/07/06	(1)	18,750	6,250	38.91	12/07/16
	12/06/07	(1)	4,400	4,400	53.00	12/06/17
	12/11/08	(1)	3,950	11,850	32.00	12/11/18
	06/04/09	(1)	5,000	15,000	29.86	06/04/19
	11/02/09	(1)	—	30,000	42.10	11/02/19
	12/10/09	(1)	—	52,000	41.00	12/10/19
Robert D. George	12/06/01	(1)	15,000	—	15.82	12/06/11
	12/05/02	(1)	10,000	—	17.90	12/05/12
	12/04/03	(1)	12,000	—	23.85	12/04/13
	12/09/04	(1)	12,000	—	34.30	12/09/14
	06/02/05	(1)	5,500	—	38.90	06/02/15
	12/08/05	(1)	17,500	—	38.98	12/08/15
	12/07/06	(1)	15,600	5,200	38.91	12/07/16
	12/06/07	(1)	8,550	8,550	53.00	12/06/17
	12/11/08	(1)	6,675	20,025	32.00	12/11/18
	12/10/09	(1)	—	21,700	41.00	12/10/19
Frank E. Houston	12/08/05	(1)	9,500	—	38.98	12/08/15
	12/07/06	(1)	8,625	2,875	38.91	12/07/16
	12/06/07	(1)	4,900	4,900	53.00	12/06/17
	12/11/08	(1)	4,325	12,975	32.00	12/11/18
	12/10/09	(1)	—	16,200	41.00	12/10/19
Stephen R. Larson	12/04/03	(1)	12,000	—	23.85	12/04/13
	12/09/04	(1)	12,000	—	34.30	12/09/14
	06/02/05	(1)	2,600	—	38.90	06/02/15
	12/08/05	(1)	15,000	—	38.98	12/08/15
	12/07/06	(1)	13,350	4,450	38.91	12/07/16
	12/06/07	(1)	7,250	7,250	53.00	12/06/17
	12/11/08	(1)	5,775	17,325	32.00	12/11/18
	12/10/09	(1)	—	18,800	41.00	12/10/19
Albert S. Yost	12/07/06	(1)	—	275	38.91	12/07/16
	05/01/07	(1)	—	2,500	41.97	05/01/17
	12/06/07	(1)	850	850	53.00	12/06/17
	12/11/08	(1)	—	2,550	32.00	12/11/18
	11/23/09	(1)	—	25,000	41.97	11/23/19

(1)	Options vest and become exercisable in four equal annual installments beginning on the first anniversary of the grant date.

Option Exercises in Fiscal 2010

The following table summarizes the option awards exercised during fiscal 2010 for each of the Named Executive Officers.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
R. Bradley Lawrence	—	$—
Robert D. George	35,000	1,013,676
Frank E. Houston	35,000	712,267
Stephen R. Larson	25,000	1,007,903
Albert S. Yost	11,675	91,157

(1)	Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.

Retirement Benefits

Pension Benefits for Fiscal 2010

The table below provides information as of October 29, 2010, regarding the number of years of credited service, the present value of accumulated benefits payable at normal retirement age, and any payments made during the last fiscal year with respect to the Esterline Technologies Retirement Plan (the “Pension Plan”), the Esterline Corporation Supplemental Retirement Income Plan for Key Executives (the “SERP Pre 2005”), and the Esterline Technologies Corporation Supplemental Retirement Income Plan (the “SERP 2005+”). Esterline froze the SERP Pre 2005 plan on December 31, 2004, and the SERP 2005+ plan became effective January 1, 2005. No payments were made from these plans to any of the Named Executive Officers during fiscal 2010.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
R. Bradley Lawrence	Pension Plan	3.77	$72,968	$—
	SERP Pre 2005	N/A	—	—
	SERP 2005+ (2)	8.12	680,623	—

	Total		$753,591	$—

Robert D. George	Pension Plan	12.83	$259,514	$—
	SERP Pre 2005	7	127,384	—
	SERP 2005+	5.83	430,092	—

	Total		$816,990	$—

Frank E. Houston	Pension Plan	24.83	$658,267	$—
	SERP Pre 2005	N/A	—	—
	SERP 2005+	5.59	207,830	—

	Total		$866,097	$—

Stephen R. Larson	Pension Plan	30	$1,048,434	$—
	SERP Pre 2005	25	830,801	—
	SERP 2005+	5	1,146,644	—

	Total		$3,025,879	$—

Albert S. Yost	Pension Plan	3.19	$38,534	$—
	SERP Pre 2005	N/A	—	—
	SERP 2005+	0.94	2,311	—

	Total		$40,845	$—

(1)

The assumptions and methodology used in calculating the estimated present values shown in this column are generally consistent with those used and disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended October 29, 2010, except that the Named Executive Officers are assumed to retire at their earliest unreduced retirement age (age 65) or their current age, if later, and no pre-retirement terminations or deaths are assumed to occur. Also, no additional compensation or service is assumed beyond the October 29, 2010, calculation date. The specific relevant assumptions include a discount rate of 5.5% and post-retirement mortality based on the 2010 PPA Combined Mortality tables for males and females.

(2)

Effective November 1, 2009, with the promotion to CEO, Mr. Lawrence received a SERP formula enhancement. The enhancement includes accruing SERP 2005+ benefits using the Retirement Plan’s final average pay formula and recognizes service under the plan from his date of hire rather than from his original SERP appointment.

Esterline’s Pension Plan is a broad based, tax-qualified defined benefit pension plan that provides a benefit to eligible employees of the Company. Approximately 43% of all U.S. employees are eligible to participate in the Pension Plan.

Qualified pension benefits are based on a final average pay formula, which takes into account years of service and highest five-year average earnings, or a cash balance formula, with annual pay credits ranging from 2% to 6% of earnings plus an additional 2% of earnings in excess of the annual Social Security Taxable Wage Base, and interest credits which vary annually based on certain external indices. Earnings include base pay and annual and long-term incentive pay subject to statutory limitations. As of January 1, 2003, participants were given the option of continuing to accrue benefits under the final average pay formula, or to earn benefits under the cash balance formula. Since that date, all new participants are enrolled in the cash balance formula. Participants earning benefits under the final average pay formula must contribute 1% of after-tax compensation each year, while no employee contributions are required under the cash balance formula.

The standard form of benefit payment is a single life annuity for participants who are not married and a 50% joint and surviving spouse annuity for married participants. Alternatively, participants may elect a joint and surviving spouse annuity with a continuation percentage of 75% or 100%, or a life annuity with payments guaranteed for a 5-year, 10-year or 15-year period. Benefits earned under the cash balance formula may also be paid as a lump sum.

The annual benefit at normal retirement (age 65) under the final average pay formula is the participant’s highest five-year average pay less the participant’s primary Social Security benefit times 1.6%, times the participant’s credited service up to 30 years. Participants are eligible to receive early retirement benefits when they have completed five years of plan participation and their age plus service equals 65 years. For participants who elect to receive benefits prior to age 65, benefits are reduced by 6 2/3% per year between ages 60 and 65, 3 1/3% per year between ages 55 and 60, 3% per year between ages 50 and 55, and 2% per year below age 50.

The Supplemental Executive Retirement Plans (SERP – Pre 2005 and 2005+) provide benefit formulas that are similar to the final average pay formula and the cash balance formula in the Pension Plan, but permit benefits to be earned on compensation that is in excess of certain statutory limits that apply to the Pension Plan. However, amounts earned under the long-term incentive compensation plan are excluded from earnings used in the benefit formulas of the SERPs.

Nonqualified Deferred Compensation Table for Fiscal 2010

The table below provides information as of October 29, 2010, regarding each Named Executive Officer’s activity in the Esterline Technologies Supplemental Executive Retirement & Deferred Compensation Plan (the “DC SERP”). It includes information on executive voluntary contributions, Company contributions and aggregate earnings during the fiscal year. There were no distributions from the DC SERP in fiscal 2010.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
R. Bradley Lawrence	$32,283	$32,250	$9,441	$—	$73,974
Robert D. George	50,316	15,195	30,888	—	96,399
Frank E. Houston	15,705	11,926	6,181	—	33,812
Stephen R. Larson	22,935	13,710	9,668	—	46,313
Albert S. Yost	18,260	6,571	12,968	—	37,799

(1)	Represents elective deferrals of compensation that are also reported as compensation earned in the Summary Compensation Table for Fiscal 2010 in this proxy statement.

(2)

Represents Company matching contributions to the DC SERP earned in fiscal 2010. Company contributions are also reported in the All Other Compensation column of the Summary Compensation Table for Fiscal 2010 in this proxy statement.

(3)	Represents increases/decreases due to dividends, earnings, fees and investment gains/losses.

(4)	Includes Company contributions earned in fiscal 2010 that will not be made until early 2011 following calendar and qualified plan year closing activities.

The DC SERP became effective on January 1, 2007. The plan provides an opportunity for participants to defer a portion of their cash compensation to be paid as a lump sum or in 10 annual installments upon retirement or at another future date. The executives may defer up to 75% of base pay and annual incentive compensation and up to 100% of long-term incentive compensation. Investment earnings are pursuant to each executive’s individual elections from among available investment options, substantially similar to those in the Company’s tax-qualified 401(k) plan, and are subject to daily valuation.

The DC SERP provides a Company match on part of the deferred compensation based on a formula that is substantially the same as that in the Company’s tax-qualified 401(k) plan. The Company match applies to deferred compensation amounts that exceed certain statutory limits in the tax-qualified 401(k) plan. However, amounts earned under the long-term incentive compensation plan are excluded from earnings used in the match calculation of the DC SERP.

Termination of Employment and Change in Control Arrangements

Termination Protection Agreements. The Company has entered into termination protection agreements with the Named Executive Officers which are designed to induce them to remain in the employ of the Company or any successor company in the event of a “Change in Control Event” by assuring compensation benefits if an officer is terminated without “Cause” or resigns for “Good Reason,” as defined in the agreements. In the event of such termination within two years after the day preceding a Change in Control Event, the agreements provide for:

•

a pro rata amount of the average compensation received during the prior two years, calculated as follows: the average compensation received during the prior two years multiplied by a fraction, the numerator of which is the number of days the executive was employed during the fiscal year in which termination occurs and the denominator of which is 365, with the product reduced (but not below zero) by the base salary and car allowance paid to the executive with respect to his/her employment during the fiscal year in which termination occurs;

•	a lump sum payment equal to all other earned, but unpaid amounts;

•	a lump sum payment equal to three times the average compensation paid during the prior two years;

•	reimbursement of certain legal fees and expenses associated with enforcing the agreement; and

•

continuation of life insurance, health and accident and disability benefits for the remainder of the initial two-year period or until other full-time employment is accepted, unless participation in the Company’s plans or programs is not practicable, in which case the Company may provide executive with substantially similar benefits or cash compensation on an after-tax basis sufficient for the executive to purchase such benefits.

In the event any payments under the termination protection agreements are considered to be “excess parachute payments” under Section 280G of the Internal Revenue Code, either alone or together with other Company payments, the payments will be reduced so that the payments will not be treated as “excess parachute payments.” However, this payment reduction will only take place if the reduction would provide to the officer a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction.

For purposes of the termination protection agreements, the following definitions apply:

“Cause” is generally defined as:

•

the willful and continued failure by the executive to substantially perform his duties and obligations to the Company (other than any such failure resulting from illness, sickness, or physical or mental incapacity) which failure continues after the Company has given notice to the executive; or

•	the willful engaging by the executive in misconduct that is significantly injurious to the Company, monetarily or otherwise.

“Good Reason” is generally defined as:

•

a material diminution in the executive’s authority, duties, or responsibilities, including, for example, assignment to the executive of any duties inconsistent with, or the reduction of powers or functions associated with, his positions, duties, responsibilities and status with the Company immediately prior to the transaction or any removal of the executive from or any failure to re-elect the executive to any positions or offices the executive held immediately prior to the transaction, except in connection with the termination of the executive’s employment by the Company for cause or for disability, or a material negative change in the employment relationship, such as the failure to maintain a working environment conducive to the performance of the executive’s duties or the effective exercise of the powers or functions associated with the executive’s position, responsibilities and status with the Company immediately prior to the transaction;

•	the Company’s failure to pay the executive a monthly base salary at least equal to the then applicable minimum base salary provided for in the agreement;

•

the Company’s failure to pay the executive, within 75 days following the end of a fiscal year, compensation with respect to each such fiscal year ending after the transaction in an amount at least equal to the minimum total compensation provided for in the agreement;

•	the Company’s mandatory transfer of the executive to another geographic location, without the executive’s consent, outside of a twenty (20) mile radius from the executive’s current location;

•

Company action or omission, in its capacity as a plan administrator or otherwise, that would adversely affect the executive’s participation in any fringe benefit program in effect at the time of the transaction, or materially reduce the value of his or her benefits under any such program; or

•	failure by the Company to obtain an assumption of the obligations of the Company to perform the agreement by any successor.

Termination of employment by the executive will not be deemed to be for “Good Reason” unless the executive provides notice to the Company of the Good Reason conduct or event within 90 days of its occurrence and the Company has a 30-day opportunity after such notice to cure such conduct or event.

“Change in Control Event” is generally defined as:

•

an acquisition by any individual, entity or group of beneficial ownership of 30% or more of either (1) the then outstanding shares of Common Stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, excluding, certain acquisitions involving the Company or a related company; or

•

a change in the composition of the Board during any two-year period such that the incumbent Board members cease for any reason to constitute at least a majority of the Board (not including directors whose election was approved by at least two-thirds of the incumbent Board).

Equity Plans. As of October 29, 2010, all options held by the Named Executive Officers issued under the Company’s 1997 Stock Option Plan were fully vested and exercisable pursuant to their original vesting terms.

Options granted pursuant to the Company’s 2004 Equity Incentive Plan to our executive officers on or after December 10, 2009, continue to vest in accordance with the normal vesting schedule in the event of termination due to “Full Retirement,” generally defined as a voluntary termination when the participant is age 65 or older and that is a bona fide end to the participant’s career in the industries and markets within which the Company does business.

In addition, all options held by the Named Executive Officers issued pursuant to the Company’s 2004 Equity Incentive Plan become fully and immediately vested and exercisable immediately prior to a “Company Transaction” that is not a “Change in Control” or a “Related Party Transaction,” unless such awards are converted, assumed, or replaced by the successor company. All options held by the Named Executive Officers issued pursuant to the Company’s 2004 Equity Incentive Plan become fully and immediately vested and exercisable immediately prior to a “Change in Control.”

For purposes of the 2004 Equity Incentive Plan, the following definitions apply:

“Company Transaction” is generally defined as the consummation of any of the following:

•	a merger or consolidation of the Company with or into any other company or other entity;

•	a sale in one transaction or a series of transactions undertaken with a common purpose of at least 50% of the Company’s outstanding voting securities; or

•	a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of at least 50% of the Company’s assets.

“Related Party Transaction” is generally defined as a Company Transaction pursuant to which:

•

the beneficial ownership of the Company or the resulting company remains the same with respect to at least 70% of the voting power of the outstanding voting securities in substantially the same proportions as immediately prior to such Company Transaction;

•

no entity (other than the Company or an affiliate) will beneficially own 30% or more of the outstanding shares of Common Stock of the resulting company or the voting power of the outstanding voting securities; and

•	the Company’s incumbent board will, after the Company Transaction, constitute at least a majority of the board of the company resulting from such Company Transaction.

“Change in Control” is generally defined as the occurrence of any of the following events:

•

an acquisition of beneficial ownership of 30% or more of either (a) the then outstanding shares of Common Stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company, or a Related Party Transaction); or

•

a change in the composition of the Board during any two-year period such that the incumbent board members cease to constitute at least a majority (not including directors whose election was approved by at least two-thirds of the incumbent board).

Annual Incentive Compensation Plan. Under the terms of the 2010 Annual Incentive Compensation Plan, participants must remain employed by the Company through the entire fiscal year and through the payment date (within 60 days following fiscal year-end) to be entitled to receive payment, unless termination is due to retirement, disability or death, in which case the participant will be entitled to a pro-rata amount based on the participant’s period of active employment.

Long-Term Incentive Plan. Under the terms of the LTIP, participants must be actively employed by the Company through the entire performance period and through the payment date (no later than two-and-a-half months following approval by the Audit Committee of the Company’s financial reports for the pertinent fiscal periods) to be entitled to receive payment, unless termination is due to retirement, disability or death, in which case the participant will be entitled to the actual award for the full performance period in the normal course so long as the participant completed at least one year of continuous employment during the performance period.

Pension Plans. Under the terms of the Pension Plan and SERPs (Pre 2005 and 2005+), a participant must earn five years of service to receive a termination benefit. Disability benefits are available to any active participant who becomes totally and permanently disabled and remains so until normal retirement age. The disability benefit is calculated assuming the rate of pay at disability continues in effect until normal retirement age, and includes service from the date of disability until normal retirement age. Normal retirement age is 65, with 5 years of service, and early retirement can occur once a participant’s age plus years of service equal at least 65 years.

Potential Payments Upon Termination of Employment or Change in Control

The estimated potential incremental payments and benefits for the Named Executive Officers under each termination scenario are outlined in the following table. The table does not include amounts payable under the DC SERP and benefits generally available to all employees on a non-discriminatory basis or earned benefits, which are payments and benefits that the Named Executive Officers would have already earned during their employment with us whether or not a termination or change in control event had occurred. Actual amounts payable can only be determined at the time of termination or change in control.

		Termination Scenario (1)
Name	Benefit	Voluntary ($)	Retirement, Death or Disability ($)	Involuntary Termination With or Without Cause ($)	Change in Control Termination ($)
R. Bradley Lawrence	Severance Payment (2)	$—	$—	$—	$2,710,033
	Cash Incentives (3)	—	1,421,324	—	293,334
	Accelerated Equity (4)	—	—	—	2,992,093
	Continued Equity Vesting (5)	—	1,010,880	—	—
	Benefit Continuation (6)	—	—	—	26,426
	Excess Retirement Benefit (7)	8,703	8,703	8,703	8,703
	Excess Retirement Benefit (8)	—	181,324	—	—
	Reduction of CIC Benefits (9)	—	—	—	—

Robert D. George	Severance Payment (2)	$—	$—	$—	$3,371,134
	Cash Incentives (3)	—	1,189,868	—	696,122
	Accelerated Equity (4)	—	—	—	1,362,227
	Continued Equity Vesting (5)	—	421,848	—	—
	Benefit Continuation (6)	—	—	—	36,181
	Excess Retirement Benefit (7)	33,355	33,355	33,355	33,355
	Excess Retirement Benefit (8)	—	289,164	—	—
	Reduction of CIC Benefits (9)	—	—	—	(700,736)

Frank E. Houston	Severance Payment (2)	$—	$—	$—	$2,393,022
	Cash Incentives (3)	—	791,740	—	411,078
	Accelerated Equity (4)	—	—	—	928,092
	Continued Equity Vesting (5)	—	314,928	—	—
	Benefit Continuation (6)	—	—	—	26,263
	Excess Retirement Benefit (7)	—	—	—	—
	Excess Retirement Benefit (8)	—	205,634	—	—
	Reduction of CIC Benefits (9)	—	—	—	—

Stephen R. Larson	Severance Payment (2)	$—	$—	$—	$3,016,487
	Cash Incentives (3)	—	1,047,456	—	605,486
	Accelerated Equity (4)	—	—	—	1,177,144
	Continued Equity Vesting (5)	—	365,472	—	—
	Benefit Continuation (6)	—	—	—	23,231
	Excess Retirement Benefit (7)	—	—	—	—
	Excess Retirement Benefit (8)	—	—	—	—
	Reduction of CIC Benefits (9)	—	—	—	—

Albert S. Yost	Severance Payment (2)	$—	$—	$—	$1,084,373
	Cash Incentives (3)	—	609,548	—	80,856
	Accelerated Equity (4)	—	—	—	592,692
	Continued Equity Vesting (5)	—	—	—	—
	Benefit Continuation (6)	—	—	—	32,294
	Excess Retirement Benefit (7)	149	149	149	149
	Excess Retirement Benefit (8)	—	195,560	—	—
	Reduction of CIC Benefits (9)	—	—	—	—

(1)	All scenarios assume termination and/or change in control occurred on October 29, 2010, the last day of fiscal 2010. The closing price of our Common Stock on that date was $60.44 per share.

(2)

All executives receive a lump sum payment equal to three times the Minimum Total Compensation, generally defined as the aggregate gross cash compensation paid to the executive during the 24-month period prior to the change in control, divided by two.

(3)

The amounts under the Retirement, Death or Disability column represent (1) actual amounts earned under the 2010 Annual Incentive Compensation Plan and the 2008-2010 performance cycle under the LTIP that participants would only be entitled to if termination was due to retirement, death or disability, plus (2) target amounts under the 2009-2011 and 2010-2012 performance cycles under the LTIP that participants would only be entitled to if termination was due to retirement, death or disability. The terms of the LTIP provide that participants are entitled to the actual award for the full performance period in the event of retirement, death or disability after at least one year of continuous employment during a performance cycle, but the amounts in the table reflect the target amounts for the 2009-2011 and 2010-2012 performance cycles because actual awards under these cycles cannot be determined at this time. The amounts under the Change in Control Termination column represent an amount equal to Minimum Total Compensation minus base salary and car allowance received during the fiscal year.

(4)

Represents the difference between the closing price of the Company’s Common Stock on October 29, 2010, and the exercise price of the accelerated options. Options accelerate even if the executive’s employment is not terminated. For purposes of stock options granted under the 2004 Equity Incentive Plan, this assumes the stock options are not assumed or substituted for by the successor company in a company transaction.

(5)

Represents the difference between the closing price of the Company’s Common Stock on October 29, 2010, and the exercise price of options that were unvested as of October 29, 2010, but that would have continued to vest after termination of employment due to retirement.

(6)

Represents the cost of continuation of benefits for two years after the transaction, which is the longest period provided for under the termination protection agreements. These benefits include medical, dental, accident, disability and life insurance.

(7)

Represents the value of additional benefits due to early retirement or death for reasons other than disability in excess of what is shown in the Pension Benefits for Fiscal 2010 table in this proxy statement.

(8)	Represents the value of additional benefits due to termination of employment as a result of disability in excess of what is shown in the Pension Benefits for Fiscal 2010 table in this proxy statement.

(9)

Represents the reduction estimated to be necessary to avoid excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, on payments related to a change in control. Under the terms of the termination protection agreements, payments are only reduced if the reduction would provide the executive a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews related party transactions. Related party transactions are transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s Common Stock, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by the Company are transactions that involve amounts that would exceed $120,000 (the current threshold required to be disclosed in the proxy statement under SEC regulations and certain other similar transactions). Pursuant to the Company’s Code of Business Conduct and Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Board of Directors, in the case of directors. The Company evaluates these reports along with responses to the Company’s annual director and officer questionnaires for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is forwarded to the Audit Committee for review and approval. Pursuant to the Audit Committee’s charter, it has been delegated the authority to review and approve all related party transactions.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists of four non-employee directors, each of whom the Board has determined (i) meets the independence criteria specified by the SEC and the requirements of Section 303A.02 and other applicable sections of the NYSE listing standards and (ii) is financially literate in accordance with the requirements of Section 303A.07 of the NYSE listing standards. The Audit Committee annually reviews and reassesses its written charter, a copy of which is available on the Company’s website at www.esterline.com under the Corporate Governance tab.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls for financial reporting. The Audit Committee is responsible for overseeing the Company’s financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements relating to the fiscal year ended October 29, 2010, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee selects and retains the Company’s independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters relating to the audit required to be discussed by Statements of Auditing Standards No. 114. In addition, the Audit Committee has discussed with the independent registered public accounting firm the accounting firm’s independence from management and the Company and received the written disclosures from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board requiring the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended October 29, 2010, for filing with the Securities and Exchange Commission.

Respectfully submitted,

PAUL V. HAACK, CHAIRMAN

ANTHONY P. FRANCESCHINI

JAMES J. MORRIS

GARY E. PRUITT

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The aggregate fees billed by Ernst & Young LLP, the Company’s independent registered public accounting firm, in fiscal 2010 and 2009 were as follows:

	Fees
	2010	2009
Audit fees (1)	$3,597,190	$3,595,609
Audit-related fees (2)	64,426	47,950
Tax fees (3)	180,636	213,660
All other fees	2,790	2,790

(1)

Includes professional services for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Form 10-Q filings, services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

(2)

Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including, if applicable, fees related to assistance in financial due diligence related to mergers and acquisitions and consultation regarding generally accepted accounting principles.

(3)

Includes fees associated with tax compliance, tax advice, and domestic and international tax planning. This category includes fees relating to tax planning on mergers and acquisitions, restructurings and other services related to tax disclosure and filing requirements.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee may either pre-approve such services without consideration of specific case-by-case services (“general approval”) or pre-approve specific services (“specific pre-approval”). Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee at the following meeting. When pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient services, for reasons such as familiarity with the Company’s business, people, culture, accounting systems, and risk profile and whether the services enhance the Company’s ability to manage or control risks and improve audit quality.

All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific pre-approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm. Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee has designated the Corporate Controller to monitor the services provided by the independent registered public accounting firm, to determine whether such services are in compliance with the pre-approval policy and to report the results of such monitoring to the Audit Committee on a periodic basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the shares of Common Stock that may be issued upon the exercise of options, warrants and rights under the Non-Employee Directors’ Stock Compensation Plan, the Amended and Restated 1997 Stock Option Plan, the 2002 Employee Stock Purchase Plan and the 2004 Equity Incentive Plan, the only equity compensation plans of the Company in effect during the Company’s last fiscal year.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (2) (3)
Equity compensation plans approved by security holders	2,033,582	$37.79	2,008,987
Equity compensation plans not approved by security holders	—	—	—

Total	2,033,582	$37.79	2,008,987

(1)	Includes 174,332 shares subject to outstanding options under the U.K. ShareSave Scheme, which is a subplan to the 2002 Employee Stock Purchase Plan.

(2)

Of these shares, 1,214,815 shares are available for issuance under the 2004 Equity Incentive Plan and 794,172 shares are available for purchase under the 2002 Employee Stock Purchase Plan (not including the 174,332 shares subject to outstanding options under the U.K. ShareSave Scheme) as of the end of the Company’s last completed fiscal year.

(3)

Pursuant to the 2004 Equity Incentive Plan, each of the Company’s non-employee directors receives an automatic grant of shares of Common Stock not subject to any restriction within 45 days after each annual shareholders meeting with an aggregate market value of $72,000 based on the closing price of the Common Stock on that date.

PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are offering our shareholders the opportunity to cast an advisory vote (commonly referred to as the “say on pay” vote) on the Company’s executive compensation program for named executive officers. Although this advisory vote is nonbinding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future compensation decisions for named executive officers.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe our compensation program is based on a pay-for-performance structure, is well-aligned with the long-term interests of our shareholders, and is designed to attract, motivate, and retain executive officers who are critical to our success. Some of the features of our compensation program that illustrate our philosophy are:

•

A significant portion of an executive’s compensation is at-risk and is subject to the Company’s performance. In fiscal 2010, executive compensation packages (base salary, short- and long-term incentives at target) included an average of 65% of at-risk compensation.

•

Base salary increases are typically modest and in keeping with market pay data for executives with similar responsibilities and level of experience. Exceptional increases are limited to promotions or situations where the executive’s job performance is strong and his/her base salary is significantly under the market median.

•	Our stock option awards feature graduated vesting over a four-year period.

•	Our cash-based long-term incentive plan has three-year performance periods to encourage executives to make decisions that align our long-term goals with shareholder interests.

Shareholders are encouraged to read the full details of our executive compensation program as described in the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative disclosure to properly evaluate our approach to compensating our executives.

For the reasons provided above, we recommend that the shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables and related narrative disclosure in this proxy statement.

The Board of Directors unanimously recommends that you vote FOR this proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.

PROPOSAL THREE:

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE

COMPENSATION

In accordance with the recently enacted Dodd-Frank Act, in addition to having the opportunity to cast an advisory vote on executive compensation for named executive officers (as provided in Proposal 2), shareholders also have the opportunity to cast an advisory vote on the frequency of such advisory votes on executive compensation, specifically whether such votes should be held every year, every two years, or every three years. Although this advisory vote on frequency is nonbinding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering the frequency with which they will ask for shareholders’ advisory votes on executive compensation.

Accordingly, we are requesting that you indicate on the proxy card your preference by voting on whether the advisory vote on executive compensation should be held every year, every two years, every three years, or you may abstain from the vote.

After careful consideration of this proposal, the Board of Directors believes that holding an advisory vote on executive compensation every year is the best approach for our Company to ensure shareholders have a regular opportunity to convey their opinions to the Compensation Committee and the Board of Directors.

Please note that the proxy card will provide shareholders with the opportunity to indicate their preference by voting among all four options (holding the vote every year, every two years, every three years, or abstaining from the vote) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The Board of Directors unanimously recommends a vote in favor of holding the advisory vote on executive compensation every YEAR.

PROPOSAL FOUR:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was the independent registered public accounting firm that audited the Company’s consolidated financial statements for the fiscal year ended October 29, 2010. The Audit Committee of the Board of Directors of the Company requests that shareholders ratify its selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm to audit its consolidated financial statements for the fiscal year ending October 28, 2011, at its annual meeting.

The Company is not obligated by law or its Certificate of Incorporation or Bylaws to seek ratification of the directors’ selection of its independent registered public accounting firm, but is doing so as a matter of corporate practice. If the selection of its independent registered public accounting firm is not ratified by shareholders, the Company may continue to use Ernst & Young LLP as its independent registered public accounting firm or, even if shareholders vote in favor of the selection, may select a new firm if, in the opinion of the Audit Committee, such a change would be in the best interests of the Company and its shareholders.

The Company expects that representatives of Ernst & Young LLP will be present at the 2011 annual meeting, will be given the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the

Company’s independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company’s directors, executive officers and 10% or greater shareholders to file electronically reports of their ownership of Common Stock and of changes in such ownership to the SEC. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who did not file a Section 16 report on a timely basis. Based solely upon a review of such reports furnished to the Company and written representations from the executive officers and directors that no other reports were required, the Company believes that all such reports were filed on a timely basis during fiscal 2010.

OTHER MATTERS

As of the date of this proxy statement, the only matters which management intends to present at the meeting are those set forth in the notice of meeting and in this proxy statement. Management knows of no other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting as proxies.

FORM 10-K AND OTHER CORPORATE GOVERNANCE INFORMATION

The 2010 Annual Report of the Company was provided to shareholders with this proxy statement. The Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 29, 2010, including the consolidated financial statements and the financial statement schedules, to any shareholder who makes a request. Contact Esterline Technologies Corporation, Attn: Corporate Communications, 500 108th Avenue NE, Suite 1500, Bellevue, WA 98004 or call (425) 453-9400. This proxy statement, the 2010 Annual Report and the Annual Report on Form 10-K for the fiscal year ended October 29, 2010, are also available on the Company’s website, www.esterline.com under the Investor Relations tab. In addition, shareholders may find information relating to the Company’s corporate governance posted on the Company’s website, www.esterline.com under the Corporate Governance tab. Documents located in this section include the charters for the Audit, Compensation, and Nominating & Corporate Governance Committees, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics.

SHAREHOLDER PROPOSALS FOR 2012

In accordance with Securities and Exchange Commission’s Rule 14a-8, proposals of shareholders of the Company that are intended to be included in the Company’s proxy statement and presented by such shareholders at the Company’s 2012 annual meeting must be received at the Company’s principal executive office no later than Friday, September 23, 2011. Pursuant to Rule 14a-8, in order for a shareholder’s proposal to be eligible for inclusion in the Company’s proxy statement for the 2012 annual meeting, among other things, the shareholder must own at least one percent of the outstanding shares of Common Stock or shares of Common Stock with a market value of $2,000 for at least one year prior to submitting the proposal, and the shareholder must continue to own such stock through the date of the 2012 annual meeting. Shareholder proposals submitted to the Company outside the Rule 14a-8 process after December 7, 2011, will be considered untimely by the Company. In addition, if the Company receives notice of a shareholder proposal after December 7, 2011, the persons named as proxies in the proxy statement for the 2012 annual meeting will have discretionary voting authority to vote on such proposal at the 2012 annual meeting.

By order of the Board of Directors

/S/ ROBERT D. GEORGE
ROBERT D. GEORGE
Vice President,
Chief Financial Officer,
Secretary and Treasurer

January 21, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

ESTERLINE TECHNOLOGIES CORPORATION

INTERNET

http://www.proxyvoting.com/esl

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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Fulfillment 89249

FOLD AND DETACH HERE

The Board of Directors recommends a vote FOR the following:

FOR AGAINST ABSTAIN

1. Election of the following Director Nominees: To serve a term that expires in 2014:

1.1 Robert W. Cremin

1.2 Anthony P. Franceschini

1.3 James J. Morris

To serve a term that expires in 2012:

1.4 Delores M. Etter

Please mark your votes as indicated in this example X

The Board of Directors recommends a vote FOR the following:

FOR AGAINST ABSTAIN

2. Approval, on an advisory basis, of executive compensation.

The Board of Directors recommends a vote for a “1 YEAR” frequency.

1 YEAR 2 YEARS 3 YEARS ABSTAIN

3. An advisory vote on the frequency of the advisory vote on executive compensation.

The Board of Directors recommends a vote FOR the following:

FOR AGAINST ABSTAIN

4. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 28, 2011.

This proxy, when properly executed, will be voted in the manner directed on this proxy card. If no specification is made, a vote FOR all nominees and FOR proposals 2 & 4 and FOR 1 YEAR on proposal 3 will be entered. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

You can now access your Esterline Technologies Corporation account online.

Access your Esterline Technologies Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Esterline Technologies Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status

• View certificate history

• View book-entry information

• View payment history for dividends

• Make address changes

• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://www.proxyvoting.com/esl

FOLD AND DETACH HERE

PROXY

ESTERLINE TECHNOLOGIES CORPORATION

This Proxy is Solicited on Behalf of The Board of Directors

The undersigned hereby appoints R. Bradley Lawrence and Robert D. George and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Esterline Technologies Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on March 2, 2011, or at any adjournment or postponement thereof. The undersigned directs that this proxy be voted as follows:

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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Fulfillment 89249

Esterline Technologies Corporation

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Wednesday, March 2, 2011

The Proxy Statement, Annual Report and other proxy materials are available at: http://www.proxyvoting.com/esl

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

ESTERLINE TECHNOLOGIES CORPORATION

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before February 16, 2011 to facilitate timely delivery.

TO REQUEST PAPER COPIES OF PROXY MATERIALS:

(please reference your 11-digit control number when requesting materials)

By opting out to receive printed materials, your preference for future proxy mailings will be kept on our file.

Telephone: 1-888-313-0164

(outside of the U.S. and Canada call 201-680-6688).

Email: shrrelations@bnymellon.com

(you must reference your 11-digit control number in your email)

Internet: http://www.proxyvoting.com/esl

TO VOTE YOUR SHARES SEE INSTRUCTIONS ON REVERSE SIDE

This is not a proxy card. You cannot use this notice to vote your shares.

Dear Esterline Technologies Corporation Shareholder:

The 2011 Annual Meeting of Shareholders of Esterline Technologies Corporation (the “Company”) will be held at the Seattle offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, Washington 98101, on Wednesday, March 2, 2011, at 10:00 a.m. (local time).

Proposals to be considered at the Annual Meeting:

(1) to elect as directors of the Company the four nominees named in the attached proxy statement;

(2) to hold an advisory vote on executive compensation;

(3) to hold an advisory vote on the frequency of the advisory vote on executive compensation;

(4) to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 28, 2011; and

(5) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 3, 2011 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

CONTROL NUMBER

YOU MUST REFERENCE YOUR 11-DIGIT CONTROL NUMBER WHEN YOU REQUEST A PAPER COPY OF THE PROXY MATERIALS OR TO VOTE YOUR PROXY ELECTRONICALLY.

89248

Shareholders of record as of the Record Date are encouraged and cordially invited to attend the Annual Meeting. Directions to attend the annual meeting where you may vote in person can be found on our website, www.esterline.com.

Meeting Location:

Perkins Coie LLP

1201 Third Avenue

Suite 4800

Seattle, Washington 98101

The following materials are available for you to review online:

• the Company’s 2011 Proxy Statement (including all attachments thereto);

• the Company’s Annual Report for the year ended October 29, 2010 (which is not deemed to be part of the official proxy soliciting materials); and

• any amendments to the foregoing materials that are required to be furnished to stockholders.

To request a paper copy of the Proxy Materials:

(you must reference your 11-digit control number located on the reverse side of this form)

Telephone: 1-888-313-0164 (outside of the U.S. and Canada call 201-680-6688)

Email: shrrelations@bnymellon.com (you must reference your 11-digit control number in your email)

Internet: http://www.proxyvoting.com/esl

The Proxy Materials for Esterline Technologies Corporation are available to review at:

http://www.proxyvoting.com/esl

Have this notice available when you request a PAPER copy of the Proxy Materials, when you want to view your proxy materials online OR WHEN YOU WANT TO VOTE YOUR PROXY ELECTRONICALLY.

HOW TO VOTE BY INTERNET

We encourage you to review the proxy materials online before voting.

Use the Internet to vote your shares. On the landing page of the above website in the box labeled “To Vote Your Shares by Internet” click on “Vote Now” to access the electronic proxy card and vote your shares.

Have this notice in hand when you access the website.

You will need to reference the 11-digit control number located on the reverse side.

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